EXHIBIT (a)(1)(A)

Offer to Exchange

Any or All Outstanding American Depositary Shares Representing Preferred

Shares of Oi S.A.

for

American Depositary Shares Representing Common Shares of Oi S.A.

Offer to Convert

Any or All Outstanding Preferred Shares,

Including Preferred Shares Represented by American Depositary Shares,

of Oi S.A.

into

Common Shares of Oi S.A.

SUBJECT TO THE EXCEPTIONS AND CONDITIONS DESCRIBED HEREIN, THIS OFFER CAN BE ACCEPTED BY:

HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENITING PREFERRED SHARES OF OI S.A. UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME), ON OCTOBER 1, 2015, AND SUCH PREFERRED ADSs CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME) ON OCTOBER 1, 2015,

AND

HOLDERS OF PREFERRED SHARES OF OI S.A. UNTIL OCTOBER 1, 2015, AND SUCH PREFERRED SHARES CAN BE WITHDRAWN UNTIL OCTOBER 1, 2015,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

Oi S.A., or Oi, a sociedade anônima organized under the laws of the Federative Republic of Brazil, hereby offers (1) the holders of its preferred shares, without par value, or the Preferred Shares, including Preferred Shares represented by American Depositary Shares, each of which represents one Preferred Share, or the Preferred ADSs, the opportunity to convert their Preferred Shares into its common shares, no par value, or the Common Shares, at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share, and (2) the holders of Preferred ADSs the opportunity to exchange their Preferred ADSs for American Depositary Shares, each of which represents one Common Share, or the Common ADSs, at a ratio of 0.9211 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS, or the Offer, upon the terms and subject to the conditions set forth in this offer to convert (which offer to convert, together with any amendments or supplements hereto, collectively constitute the Offer to Convert). You may convert all or a portion of the Preferred Shares or exchange all or a portion of the Preferred ADSs that you hold.

Subject to the terms described in the Offer to Convert, the Offer with respect to (1) Preferred ADSs will expire at 5:00 p.m., New York City time (6:00 p.m. Rio de Janeiro time), on October 1, 2015 (such time and date, as it may be extended by us, the ADS Expiration Time), and (2) Preferred Shares will expire on October 1, 2015 (such date, as it may be extended by us, the Share Expiration Date). The holders of Preferred ADSs may withdraw their Preferred ADSs until the ADS Expiration Time, and holders of Preferred Shares may withdraw their Preferred Shares until the Share Expiration Date.

At the close of business on August 28, 2015, the price per Preferred Share and Common Share traded on the Brazilian Securities, Commodities and Futures Exchange (BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros), or BM&FBOVESPA, was R$2.80 and R$2.82, respectively (for reference, equivalent to approximately US$0.78 per Preferred Share and US$0.79 per Common Share based on the selling rate of US$1.00=R$3.579 as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Brazilian Central Bank, on August 28, 2015). At the close of business on the same date, the price per Preferred ADS and Common ADS traded on the New York Stock Exchange, or NYSE, was US$0.75 and US$0.78, respectively.

All Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein, subject to the conditions described in the Offer to Convert.

Persons that hold Preferred ADSs may participate in the Offer by either (1) tendering their ADSs together with a validly completed Letter of Transmittal to The Bank of New York Mellon, as exchange agent, which we refer to as the Exchange Agent, or tendering through the facilities of The Depository Trust Company, which we refer to as DTC, or (2) withdrawing the Preferred Shares underlying their Preferred ADSs from Oi’s Preferred ADS program, paying the applicable fees of The Bank of New York Mellon, as depositary under Oi’s Preferred ADS program depositary, which we refer to as the Preferred ADS Depositary, and any taxes and governmental charges, and following the procedures described herein applicable to holders of Preferred Shares. See “The Offer—Section 2—Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the U.S. information agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Convert. Additional copies of the Offer to Convert may also be obtained from the U.S. information agent.

A person that holds Preferred Shares directly and wishes to convert any or all of its Preferred Shares in the Offer must instruct its representative in Brazil (for the purposes of Annex I of Resolution No. 4,373, or Resolution No. 4,373, of the Brazilian National Monetary Council (Conselho Monetário Nacional)), or its broker or custodian in the absence of such a representative, to transfer the Preferred Shares that such person wishes to convert to a specific account established by BM&FBOVESPA, which we refer to as the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, on or prior October 1, 2015. See “The Offer—Section 2—Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

If you wish to accept the Offer, you must ensure that all required steps are completed prior to the ADS Expiration Time or the Share Expiration Date, as applicable, because guaranteed delivery procedures are not available in the Offer.

You must make your own decision as to whether to exchange your Preferred ADSs or convert your Preferred Shares and, if so, how many Preferred ADSs or Preferred Shares to exchange or convert. None of Oi, any of its affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should exchange your Preferred ADSs or convert your Preferred Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This Offer to Convert is intended solely for, and may be used solely by, holders of Preferred Shares that are U.S. residents and holders of Preferred ADSs. Separate offering materials in Portuguese for holders of Preferred Shares that are not U.S. residents are being published concurrently in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS, BM&FBOVESPA OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE OFFER;

(B) PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Offer to Convert does not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

September 2, 2015

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from the Offer to Convert and may not contain all of the information that is important to you. You should read carefully the remainder of the Offer to Convert because the information in this summary is not complete and additional important information is contained in the remainder of the Offer to Convert. Unless the context indicates otherwise, in the Offer to Convert, “we,” “us” and “our” refers to Oi S.A. Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of the Offer to Convert.

•	The Offer: We hereby offer you the opportunity (1) to convert any or all of your Preferred Shares into Common Shares at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share, and (2) to exchange any or all of your Preferred ADSs for Common ADSs at a ratio of 0.9211 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS. See “Introduction.”

•	Conditions: We must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least two-thirds of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 313,444,094 Preferred Shares. See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

•	Expiration Times: Subject to the terms described in the Offer to Convert, the Offer with respect to (1) Preferred ADSs will expire at 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015, and (2) Preferred Shares will expire on October 1, 2015, unless the Offer is extended or earlier terminated. DTC and the brokers and other securities intermediaries that are participants in its system will set their own cutoff dates and times to receive instructions to tender in the Offer, which will be earlier than the ADS Expiration Time. You should contact the securities intermediary through which you hold Preferred ADSs to determine the cutoff date and time that applies to you.

If you wish to convert all or any portion of your Preferred ADSs in the offer, you must either:

•	tender your Preferred ADSs together with a validly completed Letter of Transmittal to the Exchange Agent, or transfer your Preferred ADSs to an account maintained by the Exchange Agent at DTC using DTC’s automated systems and deliver an Agent’s Message (as defined below) to the Exchange Agent, in either case, prior to 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015; or

•	withdraw the Preferred Shares underlying your Preferred ADSs from Oi’s Preferred ADS program, pay the fees of the Preferred ADS Depositary and any other applicable fees, commissions or taxes and governmental charges, and follow the procedures described herein applicable to holders of Preferred Shares. If you surrender your Preferred ADSs and receive Preferred Shares, the Preferred Shares so received will be registered at the BM&FBOVESPA, and you will need to obtain your own foreign investor registration under Annex I of Resolution No. 4,373 if you do not already have this registration. You will need to take these steps in sufficient time to allow your ownership of the Preferred Shares to be reflected on the books and records of BM&FBOVESPA’s Central Securities Depositary (Central Depositária da BM&FBOVESPA), or CSD sufficiently in advance of the Share Expiration Date for you to complete the procedures necessary to convert your Preferred Shares in the Offer.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Preferred ADSs that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer to Consent and the Letter of Transmittal and that Oi may enforce such agreement against the participant.

If you wish to convert any or all portion of your Preferred Shares in the Offer, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that such person wishes to convert to the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, on or prior to on October 1, 2015, unless the Offer is extended or earlier terminated. The brokers and other securities intermediaries that are permitted to place this order through the BM&FBOVESPA will set their own cutoff dates and times to receive instructions to tender in the Offer. You should contact broker or the securities intermediary through which you hold Preferred Shares to determine the cutoff date and time that applies to you.

•	Procedures for Participating in the Offer: The procedures for electing to convert your Preferred Shares differ depending on whether you hold Preferred ADSs or you hold Preferred Shares directly through CSD. You should follow the instructions for your particular circumstances set forth under “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

•	Withdrawal: If you elect to convert your Preferred ADSs and subsequently wish to withdraw, for your withdrawal to be effective, you must deliver a written notice of withdrawal with the required information to the Exchange Agent while you still have the right to withdraw such Preferred ADSs. If you tendered your Preferred ADSs by giving instructions to a broker or other securities intermediary, you must instruct your broker or other securities intermediary to arrange for the withdrawal of your Preferred ADSs and such broker or other securities intermediary must effectively withdraw such Preferred ADSs while you still have the right to withdraw such Preferred ADSs.

If you elect to convert your Preferred Shares (including Preferred Shares received upon the withdrawal of Preferred Shares underlying your Preferred ADSs from Oi’s Preferred ADS program) and subsequently wish to withdraw, for your withdrawal to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, no later than October 1, 2015.

For your convenience, please find additional detail on the Offer below in a question and answer format, including the purpose of the Offer and additional detail on the procedures for electing to convert your Preferred ADSs or Preferred Shares.

Who is offering me the opportunity to convert my securities?

Oi S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, is offering you the opportunity to exchange any or all of your Preferred ADSs for Common ADSs, and to convert any or all of your Preferred Shares into Common Shares. Oi is an integrated telecommunications service provider with operations in Brazil, Africa and Asia.

See “The Offer—Section 13—Certain Information About Oi.”

Why is Oi making this Offer?

On October 1, 2013, Oi, Pharol, SGPS S.A. (formerly known as Portugal Telecom, SGPS, S.A.), or Pharol, AG Telecom Participações S.A., or AG Tel, LF Tel S.A., or LF Tel, PASA Participações S.A., or PASA, EDSP75 Participações S.A., or EDSP, and Bratel Brasil S.A., or Bratel Brasil, as well as some of Pharol’s shareholders, Avistar, SGPS, S.A., and Nivalis Holding B.V., entered into a memorandum of understanding which established the basis and principles to govern the negotiation of a proposed business combination among Pharol, Telemar Participações S.A., or TmarPart, and Oi.

The first step of this proposed business combination transaction was completed on May 5, 2014, when Oi acquired PT Portugal, SGPS, S.A., an entity which owned all of the business operations of Pharol. The subsequent steps of the business combination, principally, the proposed incorporação de ações (merger of shares) between Oi and TmarPart and the proposed incorporação (merger) of Pharol with and into TmarPart were subsequently abandoned.

On March 31, 2015, the shareholders of TmarPart, unanimously approved a series of transactions and corporate actions which we refer to as the alternative share structure. The shareholders of TmarPart believe that the implementation of the alternative share structure will allow several of the principal goals of the business combination transaction to be realized, primarily the adoption by our company of the corporate governance best practices prescribed by the regulations of the Novo Mercado segment of the BM&FBOVESPA, and the dispersal of our voting rights. The alternative share structure includes the implementation of the Offer.

The conversion ratio applicable to the Offer reflects the conversion ratio that we had announced for the merger of shares between Oi and TmarPart and that we used for the pricing of our public offering of shares on April 28, 2014.

See “The Offer—Section 14—Background and Purpose of the Offer.”

What securities are you offering me the opportunity to convert or exchange in the Offer?	We are offering you the opportunity (1) to exchange any or all of your Preferred ADSs for Common ADSs at a ratio of 0.9211 Common ADSs for each Preferred ADSs, plus cash in lieu of any fractional Common ADS, and (2) to convert any or all of your Preferred Shares into Common Shares at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share. See “Introduction.”

If I hold Preferred ADSs, how do I participate in the Offer?

If you hold Preferred ADSs, you may participate in the Offer by taking action as described below, with all required actions to be completed prior to 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015.

•       If you are a registered holder of Preferred ADSs that are uncertificated on the books of the Preferred ADS Depositary, you must complete and sign the Letter of Transmittal included with this Offer to Convert and return it together with any other required documentation to the Exchange Agent at the appropriate address specified on the Letter of Transmittal.

•       If you hold your Preferred ADSs indirectly through a broker or other securities intermediary, you must instruct your broker or other securities intermediary to tender your Preferred ADSs to the Exchange Agent on your behalf.

Alternatively, you may participate in the Offer by withdrawing the Preferred Shares that you wish to convert from Oi’s Preferred ADS program by surrendering the Preferred ADSs that represent those Preferred Shares to the Preferred ADS Depositary at 101 Barclay Street, New York, New York 10286, paying a fee to the Preferred ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered, paying any taxes or governmental charges payable in connection with your withdrawal of the Preferred Shares from the Preferred ADS program, and following the procedures described herein applicable to holders of Preferred Shares. If you surrender your Preferred ADSs and receive Preferred Shares, the Preferred Shares you receive will be registered at the CSD, and you will need to obtain your own foreign investor registration under Resolution No. 4,373 if you do not already have this registration. See “The Offer—Section 8—Exchange Controls and Central Bank Registration.” You will need to take these steps in sufficient time to allow your ownership of the Preferred Shares to be reflected on the books and records of the CSD sufficiently in advance of the Share Expiration Date for you to complete the procedures necessary to convert your Preferred Shares in the Offer.

If I hold Preferred Shares directly that are registered through CSD, how do I participate in the Offer?

If you have invested in Preferred Shares directly pursuant to Resolution No. 4,373 (including Preferred Shares received upon the withdrawal of Preferred Shares underlying your Preferred ADSs from Oi’s Preferred ADS program), then your shares are registered through CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to participate in the Offer.

If the Preferred Shares you hold are registered through CSD, you may participate in the Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, no later than October 1, 2015, unless the Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Shares that you wish to convert.

A beneficial owner of Preferred Shares registered in the name of a broker or other securities intermediary must contact that entity if that beneficial owner desires to participate in the Offer. See “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

Are there any conditions to the Offer?	Yes. The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least two-thirds of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 313,444,094 Preferred Shares. If this condition is met, all Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein.

Following the Share Expiration Date, our board of directors will meet as promptly as practicable to determine whether the condition to the conversion has been met. As promptly as practicable following this determination by our board of directors, we will publish a notice either (1) that all Preferred ADSs and Preferred Shares the holders of which have elected to exchange their Preferred ADSs or convert their Preferred Shares (and not withdrawn such election) have been accepted for exchange or conversion, or (2) that the condition to the Offer has not been met and all tendered Preferred ADSs and Preferred Shares will be returned to their respective holders. We expect to publish this notice approximately five business days after the ADS Expiration Time and the Share Expiration Date.

Under a Temporary Voting Agreement that we entered, as an intervening party, with Pharol, TmarPart, Caravelas Fundo de Investimentos em Ações, or Caravelas, Bratel Brasil, Andrade Gutierrez S.A. and Jereissati Telecom S.A., which we refer to as the Temporary Voting Agreement, each of these entities committed to participate in the Offer and surrender all of its Preferred Shares for conversion. See “The Offer—Section 17—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Preferred Shares—Transactions and Arrangements Concerning Preferred Shares and Preferred ADSs.” As a result of the corporate ownership simplification described under “The Offer—Section 14—Background and Purpose of the Offer,” as of September 1, 2015, TmarPart and Bratel Brasil have ceased to exist and the other parties to the Temporary Voting Agreement, which we refer to as the Voting Shareholders, owned an aggregate of 147,928,340 Preferred Shares, representing 31.46% of the outstanding Preferred Shares (excluding treasury shares).

See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

Is the Offer being made to all holders of Preferred ADSs and Preferred Shares?	Yes, the Offer is open to all holders of Preferred ADSs and Preferred Shares. However, this Offer to Convert is intended solely for holders of Preferred ADSs and holders of Preferred Shares that are residents of the United States. Separate offering materials in Portuguese for holders of Preferred Shares that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law.

Will the Common ADSs be registered with the SEC and listed on the NYSE?

The Common Shares underlying the Common ADSs are currently registered with the SEC and will continue to be so registered following the completion of the conversion.

The Common ADSs are currently listed on the NYSE and will continue to be so listed following the completion of the conversion.

If I decide not to exchange or convert my Preferred ADSs or Preferred Shares, how will consummation of the Offer affect my Preferred ADSs or Preferred Shares?	If you decide not to exchange your Preferred ADSs or convert your Preferred Shares in the Offer, you will continue to hold the Preferred ADSs or Preferred Shares. The conversion may substantially reduce the number of Preferred ADSs and Preferred Shares that are publicly traded and may reduce the number of holders of Preferred ADSs and Preferred Shares. Such reductions in the numbers of publicly traded Preferred ADSs and Preferred Shares and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the Preferred ADSs and Preferred Shares.

Will the Preferred ADSs be delisted from the NYSE?	This Offer does not have the purpose of delisting the Preferred ADSs from the NYSE. However, if the Preferred ADSs fail to meet the requirements for continued listing on the NYSE after the completion of the conversion as a result of the reduction in the number of outstanding Preferred ADSs or the number of holders of Preferred ADSs, we will seek to delist the Preferred ADSs from the NYSE.

Will you terminate the registration of the Preferred Shares underlying the Preferred ADSs with the SEC?	Following the completion of the conversion, if we delist the Preferred ADSs from the NYSE and, as a result of the reduction in the number of outstanding Preferred ADSs or the number of holders of Preferred ADSs, we are permitted to terminate the registration of the Preferred Shares underlying the ADSs with the SEC, we will seek to terminate the registration of the Preferred Shares with the U.S. Securities and Exchange Commission, or the SEC.

Will we be delisted or deregistered in Brazil following the completion of the Offer?	This Offer does not have the purpose of delisting us as a publicly traded company with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, and we will continue to be a publicly traded company following completion of the Offer.

May I withdraw my election to exchange my Preferred ADSs, and how do I do so?

Yes. For a withdrawal of Preferred ADSs to be effective, you must deliver a written notice of withdrawal with the required information to the Exchange Agent no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015. If you tendered your Preferred ADSs by giving instructions to a broker or other securities intermediary, you must instruct your broker or other securities intermediary to arrange for the withdrawal of your Preferred ADSs and such broker or other securities intermediary must effectively withdraw such Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015.

In accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, you may also withdraw any election to exchange Preferred ADSs at any time after October 29, 2015 if the exchange has not been effected at that time.

See “The Offer—Section 3—Withdrawal of Acceptances.”

May I withdraw my election to convert my Preferred Shares, and how do I do so?

Yes. For a withdrawal of Preferred Shares to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, no later than October 1, 2015.

In accordance with Rule 13e-4(f)(2)(ii) under the Exchange Act you may also withdraw any election to convert Preferred Shares at any time after October 29, 2015 if the conversion has not been effected at that time.

See “The Offer—Section 3—Withdrawal of Acceptances.”

How will my rights as a shareholder of Oi change if I accept the Offer?	If your Preferred Shares are converted into Common Shares, you will hold voting securities of our company, entitled to vote at all meetings of our shareholders. However, the Common Shares that you receive will not be entitled to the preferential allocation of a portion of our mandatory dividend that accrues to holders of Preferred Shares. See “The Offer—Section 11—Material Differences between the Rights of Common Shares and Preferred Shares.”

What does Oi think of the Offer?	We are a Brazilian company and Brazilian law governs the duties and obligations of our board of directors and board of executive officers. Brazilian law does not impose any fiduciary or other duty or obligation on us or our board of directors or board of executive officers to make any recommendation to you as to whether to convert your Preferred ADSs or Preferred Shares in the Offer and neither we nor our board of directors or board of executive officers make any recommendation to you as to whether to convert your Preferred ADSs or Preferred Shares in the Offer.

If I have elected to exchange my Preferred ADSs or convert my Preferred Shares, may I still trade my Preferred ADSs or Preferred Shares before the Share Expiration Date?	No, once you have elected to exchange your Preferred ADSs or convert your Preferred Shares, those Preferred ADSs or Preferred Shares may not be traded before either (1) in the event that the Preferred ADSs and Preferred Shares are accepted for exchange and conversion, the delivery of the Common ADSs for which the Preferred ADSs have been exchanged or the Common Shares into which the Preferred Shares have been converted, or (2) in the event that the Preferred ADSs and Preferred Shares are not accepted for exchange and conversion, the return of the Preferred ADS and Preferred Shares to you.

Can the Offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the SEC, we may extend the Offer at any time and for any reason, including if, at the time the Offer is scheduled to expire (including at the end of an earlier extension), we are required to extend the Offer by the rules of the SEC. During any extension of the Offer, all Preferred ADSs and Preferred Shares which have previously elected to convert and have not been withdrawn will remain subject to the terms of the Offer, including the right of a participating holder to withdraw its Preferred ADSs or Preferred Shares from the Offer. See “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

How will I be notified if the Offer is extended?	If we decide to extend the period of time during which the Offer is open and thereby delay the exchange of the participating Preferred ADSs and the conversion of the participating Preferred Shares, we will make a public announcement of such extension no later than 10:00 a.m., Rio de Janeiro time (9:00 a.m. New York City time), on the next business day after the previously scheduled Share Expiration Date.

When will the Common ADSs for which my Preferred ADSs are exchanged be delivered?

Following the Share Expiration Date, our board of directors will meet as promptly as practicable to determine whether the condition to the conversion has been met.

If our board of directors determines that the conditions to the conversion has been met, the Exchange Agent will deliver the Common ADSs for which your Preferred ADSs have been exchanged as soon as practicable after the Common Shares into which the Preferred Shares underlying your Preferred ADSs are converted have been deposited with the custodian of The Bank of New York Mellon, as depositary for the Oi Common ADS program, which we refer to as the Common ADS Depositary. This deposit is expected to occur as promptly as practicable following the determination by our board of directors that the condition to the conversion has been met.

It may take eight or more business days after the ADS Expiration Time for you to receive the Common ADSs to be delivered in connection with the exchange of your Preferred ADSs. This offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to exchange offers. U.S. and Brazilian law and practice relating to exchange offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where we will follow Brazilian law and practice.

When will the Common Shares into which my Preferred Shares are converted be delivered?

Following the Share Expiration Date, our board of directors will meet as promptly as practicable to determine whether the condition to the conversion has been met. If our board of directors determines that the conditions to the conversion has been met, we will deliver the Common Shares into which your Preferred Shares have been converted as promptly as practicable following this confirmation.

It may take eight or more business days after the Share Expiration Date for you to receive the Common Shares to be delivered in connection with the conversion of your Preferred Shares. This offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to exchange offers. U.S. and Brazilian law and practice relating to exchange offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where we will follow Brazilian law and practice.

When will I receive any cash attributable to any fractional Common ADS?	If you hold Preferred ADSs and the exchange ratio would entitle you to receive a fraction of a Common ADS, the Exchange Agent will try to sell on the open market the aggregate of those fractional Common ADSs. You will receive cash in lieu of any fractional Common ADS you are entitled to receive based on the net proceeds (after deducting applicable fees, taxes and expenses, including sales commissions) from any sale of the aggregate number of fractional entitlements to Common ADSs. Payments for interests in fractional Common ADSs will be available to registered holders as soon as practicable after the Exchange Agent completes sales of the aggregated fractional Common ADSs.

When will I receive any cash attributable to any fractional Common Share?	If you hold Preferred Shares directly and the conversion ratio would entitle you to receive fractional Common Shares, we will sell, in auctions on the BM&FBOVESPA, the aggregate of all fractional Common Shares. You will receive cash in lieu of any fractional Common Share to which you would have been entitled as a result of the conversion based on the net proceeds (after deducting applicable fees and expenses, including sales commissions), from any sale on the BM&FBOVESPA of the aggregate number of fractional entitlements to Common Shares five business days after our sale of all such fractional interests on the BM&FBOVESPA. The sale of such fractional interests in auctions on the BM&FBOVESPA will occur as soon as practicable after due notice of the auctions are given in accordance with the rules of the BM&FBOVESPA, which will occur after the completion of the conversion.

If I hold Preferred ADSs, will I have to pay ADS cancellation and issuance fees?	No. You will not be required to pay any fee to the Exchange Agent, to the Preferred ADS Depositary in connection with the cancellation of your Preferred ADSs or any fee charged by the or Common ADS Depositary for the issuance of Common ADSs.

If I hold Preferred ADSs, will I have to pay any fees, commissions, stock transfer taxes or other taxes in connection with the exchange of my Preferred ADSs?	No.

Will I have to pay brokerage commissions if I elect to convert my Preferred ADSs or Preferred Shares?	Each holder of Preferred ADSs or Preferred Shares should consult its broker or other securities intermediary to determine what fees or commissions apply.

What is the market value of the Preferred Shares and Preferred ADSs and Common Shares and Common ADSs as of a recent date?

On August 28, 2015, the last reported sale price of Preferred Shares and Common Shares on the BM&FBOVESPA was R$2.80 and R$2.82, respectively. On March 31, 2015, the last full trading day before we announced that the shareholders of TmarPart had approved the adoption of the alternative share structure, the closing price of Preferred Shares and Common Shares on the BM&FBOVESPA was R$5.13 and R$5.14, respectively. Between March 31, 2015 and August 28, 2015, the closing price of the Preferred Shares ranged between R$2.70 and R$7.07 and of the Common Shares ranged between R$2.65 and R$7.05.

On August 28, 2015, the last reported sale price of Preferred ADSs and Common ADSs on the NYSE was US$0.75 and US$0.78, respectively. On March 31, 2015, the last full trading day before we announced that the shareholders of TmarPart had approved the adoption of the alternative share structure, the closing price of Preferred ADSs and Common ADSs on the NYSE was US$1.54 and US$1.63, respectively. Between March 31, 2015 and August 28, 2015, the closing price of the Preferred ADSs ranged between US$0.73 and US$2.24 and of the Common ADSs ranged between US$0.72 and US$2.25.

You should obtain current market quotations for Preferred ADSs and Common ADSs, or Preferred Shares and Common Shares, in deciding whether to exchange your Preferred ADSs or convert your Preferred Shares.

What are the U.S. federal income tax and Brazilian tax consequences if I exchange my Preferred ADSs or convert my Preferred Shares?	Subject to the discussion under “The Offer—Section 7—Passive Foreign Investment Company Rules,” you will not recognize any gain or loss as a result of the exchange of your Preferred ADSs or the conversion of your Preferred Shares solely for Common ADSs or Common Shares, as applicable, except for any gain or loss recognized with respect to cash received in lieu of a fractional Common ADSs or Common Share. The receipt of cash (if any) in lieu of a fractional Common ADSs or Common Share will be treated as having received the fractional Common ADSs or Common Share in the conversion and then as having sold that fractional Common ADSs for cash or Common Share. See “The Offer—Section 7—Material Tax Consequences— Certain United States Federal Income Tax Consequences.”

There is no specific provision in Brazilian legislation as to the tax consequences of the conversion of shares, nor is there case-law dealing with the tax consequences of the conversion of shares. However, based on the fact that the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of shares, there are grounds to argue that the conversion of the Preferred Shares into Common Shares should not trigger income tax consequences in Brazil to a holder not deemed to be domiciled in Brazil for tax purposes, or a Non-Brazilian Holder. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment. See “The Offer—Section 7—Material Tax Consequences— Material Brazilian Tax Consequences.”

What is the accounting treatment of the conversion?	Under Brazilian generally accepted accounting principles and U.S. generally accepted accounting principles, the conversion of Preferred Shares into Common Shares will have no effect on our financial statements, representing simply a change in the composition of our shareholders’ equity.

Who may I talk to if I have questions about the Offer?

You may contact the U.S. information agent for information regarding the Offer to Convert or the Offer at the following address:

105 Madison Avenue

New York, New York 10016

Calls within the United States: (800) 322-2885 (toll-free)

Calls outside the United States: (212) 929-5500 (collect)

Email: info@mackenziepartners.com

To the holders of Preferred Shares of Oi S.A.:

INTRODUCTION

Oi hereby offers (1) the holders of Preferred Shares, including Preferred Shares represented by Preferred ADSs, the opportunity to convert their Preferred Shares into Common Shares at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share, and (2) holders of the Preferred ADSs the opportunity to exchange their Preferred ADSs for Common ADSs at a ratio of 0.9211 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS, upon the terms and subject to the conditions set forth in the Offer to Convert.

Subject to the terms described herein, unless Oi extends or terminates the Offer, in order to participate in the Offer, holders of Preferred ADSs must elect to exchange their Preferred ADSs no later than the ADS Expiration Time, and holders of Preferred Shares must elect to convert their Preferred Shares no later than the Share Expiration Date.

All Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein, subject to the conditions described in the Offer to Convert.

If you own your Preferred Shares through a broker or other securities intermediary and your broker or other securities intermediary submits your election to convert Preferred Shares on your behalf, your broker or other securities intermediary may charge a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges or commissions will apply. See “The Offer—Section 5—Fees and Expenses.”

The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least two-thirds of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 313,444,094 Preferred Shares. If this condition is met, Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein. Under the Temporary Voting Agreement, each of the Voting Shareholders has committed to participate in the Offer and surrender all of its Preferred Shares for conversion. As a result of the corporate ownership simplification described under “The Offer—Section 14—Background and Purpose of the Offer,” as of September 1, 2015, the Voting Shareholders owned an aggregate of 147,928,340 Preferred Shares, representing 31.46% of the outstanding Preferred Shares (excluding treasury shares). See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

This Offer does not have the purpose of delisting Oi as a publicly traded company with the CVM, and Oi will continue to be a public traded company following completion of this Offer.

As of August 28, 2015, Oi had 470,166,141 Preferred Shares issued and outstanding (including 112,548,061 Preferred Shares underlying its issued and outstanding Preferred ADS) and 230,295,379 Common Shares issued and outstanding (including 37,630,951 Common Shares underlying its issued and outstanding Common ADSs). After the conversion, Oi expects that it will have 663,365,411 Common Shares issued and outstanding (including Common Shares underlying its Common ADSs), assuming all Preferred Shares (including Preferred Shares underlying the Preferred ADSs) are tendered for conversion in the Offer.

This Offer to Convert contains forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the Offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy after the completion of the Offer.

Our forward-looking statements speak only as of the date they are made. You should not place undue reliance on forward-looking statements contained in this Offer to Convert.

This Offer to Convert contains important information that you should read before making any decision in connection with the Offer.

THE OFFER

Section 1. Terms of the Offer and Expiration Times and Date

General

Oi hereby offers (1) the holders of Preferred Shares, including Preferred Shares in the form of Preferred ADSs, the opportunity to convert their Preferred Shares into Common Shares at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share, and (2) the holders of Preferred ADSs the opportunity to exchange their Preferred ADSs for Common ADSs at a ratio of 0.9211 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS, upon the terms and subject to the conditions set forth in the Offer to Convert.

Subject to the terms described herein, unless Oi extends or terminates the Offer, in order to participate in the Offer, the holders of Preferred Shares must elect to convert their Preferred Shares no later than October 1, 2015, as such date may be extended by us.

Subject to the terms described herein, unless Oi extends or terminates the Offer, in order to participate in the Offer, the holders of Preferred ADSs must elect to exchange their Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the SEC, and the terms of the Offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange for Common ADSs or conversion into Common Shares; (2) to amend the Offer in any respect; and (3) to terminate the Offer without acceptance of any Preferred ADSs or Preferred Shares. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Share Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4 and 14e-1 under the Exchange Act. If we decide to increase the consideration being offered in the Offer, the increase in the consideration being offered will be applicable to all holders of Preferred ADSs and Preferred Shares that are accepted for conversion pursuant to the Offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of the Preferred ADSs and Preferred Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until that tenth business day. We do not expect to increase the amount of consideration currently offered in the Offer.

Mailing

This Offer to Convert and other relevant materials, if any, (1) will be mailed by us to (a) registered holders of Preferred ADSs, and (b) the U.S. resident record holders of Preferred Shares whose names appear on the shareholder lists maintained by CSD, and (2) will be furnished to brokers and other securities intermediaries who are listed as participants in the security position listing of DTC, as the clearing agency for the Preferred

ADSs, as holding Preferred ADSs as of the date hereof for subsequent transmittal to the beneficial owners of Preferred ADSs. We will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the Offer materials to their clients. We will also mail this Offer to Convert and other relevant materials, if any, to any registered or beneficial holder of Preferred Shares resident in the U.S. or any registered or beneficial holder of Preferred ADSs that requests a copy of the Offer materials.

Definitions

For purposes of this Offer to Convert, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares

Holders of Preferred ADSs

If you are a registered holder of ADSs in uncertificated form on the books of the Preferred ADS Depositary and you would like to tender them in the Offer, you must complete and sign the enclosed Letter of Transmittal and return it together with all other required documentation to the Exchange Agent at the appropriate address specified on the Letter of Transmittal, to be received prior to the ADS Expiration Time, which is 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015. The time involved in tendering Preferred ADSs held in book-entry form on the books of the Preferred ADS Depositary will vary depending on the time it takes you to complete the Letter of Transmittal and deliver it and any other required documentation by registered mail to the Exchange Agent.

If you hold Preferred ADSs indirectly through a broker or other securities intermediary and would like to tender them into the Offer, you must request that your broker or other securities intermediary tender your Preferred ADSs to the Exchange Agent by book-entry transfer to an account maintained by the Exchange Agent at DTC using DTC’s automated systems and causing DTC to send an Agent’s Message to the Exchange Agent, to be received prior to the ADS Expiration Time.

DTC and the brokers and other securities intermediaries that are participants in its system will set their own cutoff dates and times to receive instructions to tender in the Offer, which will be earlier than the ADS Expiration Time. You should contact the securities intermediary through which you hold Preferred ADSs to determine the cutoff date and time that applies to you.

Delivery of documents to DTC will not constitute delivery to the Exchange Agent.

Except as otherwise provided below, all signatures on the enclosed Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), or an “eligible institution.” Signatures on the Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Preferred ADSs to be tendered and the holder has not submitted a transfer of ownership form to the Exchange Agent as contemplated by the Letter of Transmittal, or (2) if the Preferred ADSs to be tendered are held for the account of an eligible institution.

The method of delivery of Letters of Transmittal and any other required documents is at your sole option and risk. Letters of Transmittal and any other required documents will be deemed delivered only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time.

No alternative, conditional or contingent tenders of Preferred ADSs will be accepted, and no fractional Preferred ADSs will be exchanged. By executing the Letter of Transmittal, you waive any right to receive any notice of the acceptance of your Preferred ADSs for exchange.

The Exchange Agent will receive and hold all tendered Preferred ADSs for the benefit of Oi and will certify to Oi following the ADS Expiration Time the total number of Preferred ADSs that have been validly tendered through the Exchange Agent into, and not withdrawn from, the Offer as of the ADS Expiration Time.

All properly completed and duly executed Letters of Transmittal and any other required documents or, in the case of a book-entry transfer, all Agent’s Messages, delivered to the Exchange Agent by you or on your behalf will be deemed, without any further action by the Exchange Agent, to constitute acceptance by you of the Offer with respect to your Preferred ADSs tendered in the Offer upon the terms and subject to the conditions set forth in this Offer to Convert and the accompanying Letter of Transmittal.

If your Preferred ADSs are not accepted for exchange for any reason, the Preferred ADSs will be returned to you as promptly as practicable after the expiration or termination of the Offer or your proper withdrawal of the Preferred ADSs from the Offer, as applicable. In the case of Preferred ADSs held through a broker or other securities intermediary, such return will be effected by crediting such Preferred ADSs to the account at DTC from which they were transferred. Preferred ADSs in respect of which a tender has been made will be held in an account controlled by the Exchange Agent or will be blocked on the Preferred ADS Depositary’s register, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (1) you withdraw your Preferred ADSs from the Offer, (2) your Preferred ADSs have been exchanged for Common ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Common ADSs received in respect of your Preferred ADSs), or (3) your Preferred ADSs have been returned to you if the Offer expires or is terminated or because they were not accepted for conversion.

Withdrawal of Preferred Shares Represented by Preferred ADSs

If you or your nominee holds Preferred ADSs and you want to tender the Preferred Shares represented by those Preferred ADSs for conversion using one of the methods described in this section below under “—Holders of Preferred Shares”, you or your nominee must first withdraw the Preferred Shares represented by your Preferred ADSs by:

•	withdrawing the Preferred Shares that you wish to convert from Oi’s Preferred ADS program by surrendering the Preferred ADSs that represent those Preferred Shares to the Preferred ADS Depositary at 101 Barclay Street, New York, New York 10286;

•	paying a fee to the Preferred ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered;

•	paying any taxes or governmental charges payable in connection with your withdrawal of the Preferred Shares from the Preferred ADS program; and

•	following the procedures described herein applicable to holders of Preferred Shares.

If you surrender your Preferred ADSs and receive Preferred Shares, the Preferred Shares you receive will be registered at the CSD, and you will need to obtain your own foreign investor registration under Resolution 4,373 if you do not already have this registration. See “—Section 8—Exchange Controls and Central Bank

Registration.” You will need to take these steps in sufficient time to allow your ownership of the Preferred Shares to be reflected on the books and records of the CSD sufficiently in advance of the Share Expiration Date for you to complete the procedures necessary to convert your Preferred Shares in the Offer.

Questions or requests for assistance by a holder of Preferred ADSs wishing to withdraw the Preferred Shares underlying its Preferred ADSs may be directed to:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

e-mail: drsettlements@bnymellon.com

Holders of Preferred Shares

Any Preferred Shareholder that wishes to elect to convert its Preferred Shares into Common Shares in the Offer must do so before the CSD no later than the dated indicated below. If you have invested in Preferred Shares directly pursuant to Annex I of Resolution No. 4,373 (including Preferred Shares received upon the withdrawal of Preferred Shares underlying your Preferred ADSs from Oi’s Preferred ADS program), then your shares are registered through CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to elect to convert your Preferred Shares into Common Shares in the Offer.

If the Preferred Shares you hold are registered through CSD, you may elect to convert your Preferred Shares into Common Shares in the Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, no later than October 1, 2015 unless the Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Shares that you wish to convert.

The brokers and other securities intermediaries that are permitted to place orders through the BM&FBOVESPA will set their own cutoff dates and times to receive instructions to tender in the Offer. You should contact broker or the securities intermediary through which you hold Preferred Shares to determine the cutoff date and time that applies to you.

No Guaranteed Delivery

There will be no guaranteed delivery procedures available to tender the Preferred Shares for exchange or the Preferred ADSs for conversion. Therefore, there will be no way to tender Preferred ADSs into the Offer after the ADS Expiration Time or to tender Preferred Shares into the Offer after the Share Expiration Date.

General

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of an election to exchange Preferred ADSs or to convert Preferred Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all elections to convert determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the election to convert of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No election to exchange Preferred ADSs or to convert Preferred Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in elections to convert or incur any liability for failure to give any such notification. Our interpretation of the terms of the Offer will be final and binding.

An election to exchange Preferred ADSs or to convert Preferred Shares pursuant to any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms of the Offer, as well as the tendering securityholder’s representation and warranty to us that such securityholder has the full power and authority to convert, sell, assign and transfer the Preferred ADSs or Preferred Shares for which such election is made (and any and all other Preferred ADSs, Preferred Shares or other securities issued or issuable in respect of such Preferred ADSs or Preferred Shares) and when the Preferred ADSs are accepted for exchange by us or the Preferred Shares are accepted for conversion by us, we will acquire good and unencumbered title to the Preferred ADSs or Preferred Shares, as applicable, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Following the exchange or conversion, the Preferred Shares that are converted into Common Shares (including any Preferred Shares underlying the Preferred ADSs accepted for exchange) will be cancelled.

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this Offer to Convert. Additional copies of this Offer to Convert may also be obtained from the U.S. information agent.

Section 3. Withdrawal of Acceptances

General

Preferred ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the ADS Expiration Time, and Preferred Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Share Expiration Date. Thereafter, elections to convert made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 3.

If you elect to exchange your Preferred ADSs or to convert your Preferred Shares and subsequently wish to withdraw, including in the event that we extend the Offer, or are unable to accept an election to exchange Preferred ADSs or to convert Preferred Shares for any reason, your withdrawal will not be effective, unless your withdrawal is made in compliance with the procedures set forth in this Section 3.

In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if the exchange or conversion, as applicable, has not been effected by October 29, 2015, holders of Preferred ADSs that have elected to exchange Preferred ADSs, and holders of Preferred Shares that have elected to convert Preferred Shares, may withdraw such elections. If you withdraw your election to convert under those circumstances, your withdrawal is made in compliance with the procedures set forth in this Section 3.

Withdrawals of elections to exchange or convert may not be rescinded. Any Preferred ADSs or Preferred Shares for which an election to exchange or convert has been properly withdrawn will thereafter be deemed not to have been subject to a valid election for purposes of the Offer. However, holders who have withdrawn an election (1) to exchange Preferred ADSs may deliver a new election to exchange at any time prior to the ADS Expiration Time, or (2) to convert Preferred Shares may deliver a new election to convert at any time prior to the Share Expiration Date, in either case, by following one of the procedures described in “—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all withdrawal notices determined by us not to be in proper form. None of Oi, the Exchange Agent, the U.S. Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Holders of Preferred ADSs

If you elect to exchange your Preferred ADSs and subsequently wish to withdraw your election, you must deliver an original written notice of withdrawal with the required information to the Exchange Agent to be received no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015. Any such notice of withdrawal must specify the name of the person who tendered the Preferred ADSs to be withdrawn, the number of Preferred ADSs to be withdrawn and the name of the registered holder of such Preferred ADSs, if different from that of the person who tendered such Preferred ADSs. If you tendered your Preferred ADSs by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Preferred ADSs and such broker, banker or other nominee must effectively withdraw such Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on October 1, 2015.

Holders of Preferred Shares

If you elect to convert your Preferred ADSs and subsequently wish to withdraw your election, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of the BM&FBOVESPA, no later than October 1, 2015.

Section 4. Condition to Offer and Effectiveness of Conversion

The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least two-thirds of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 313,444,094 Preferred Shares. If this condition is met, all Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein.

Under the Temporary Voting Agreement entered into among the Voting Shareholders, each of the Voting Shareholders has committed to participate in the Offer and surrender all of its Preferred Shares for conversion. As a result of the corporate ownership simplification described under “—Section 14—Background and Purpose of the Offer”, as of September 1, 2015, the Voting Shareholders owned an aggregate of 147,928,340 Preferred Shares, representing 31.46% of the outstanding Preferred Shares (excluding treasury shares).

Following the Share Expiration Date, our board of directors will meet as promptly as practicable to determine whether the condition to the conversion has been met. As promptly as practicable following this determination by our board of directors, we will publish a notice either (1) that all Preferred ADSs and Preferred Shares the holders of which have elected to exchange their Preferred ADSs or convert their Preferred Shares (and not withdrawn such election) have been accepted for exchange or conversion, or (2) that the condition to the Offer has not been met and all tendered Preferred ADSs and Preferred Shares will be returned to their respective holders. We expect to publish this notice approximately five business days after the ADS Expiration Time and the Share Expiration Date.

Section 5. Fees and Expenses

We will issue Common Shares upon conversion of Preferred Shares accepted for conversion in the Offer in reliance on Section 3(a)(9) of the U.S. Securities Act of 1933, as amended, or the Securities Act, which exempts the offering of the Common Shares to be issued in the Offer from the registration requirements of the Securities Act, provided that no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange of these securities. Consequently, we will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of Preferred ADSs or conversions of Preferred Shares pursuant to the Offer.

We have retained The Bank of New York Mellon as the Exchange Agent and MacKenzie Partners, Inc. as the U.S. information agent, in connection with the Offer. Each of these entities will receive customary compensation for their respective services and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer.

The U.S. information agent may request brokers and other securities intermediaries to forward the offer materials to beneficial holders of Preferred ADSs to the extent permitted by applicable law. Brokers and other securities intermediaries will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Each holder of Preferred ADSs or Preferred Shares should consult its broker or other securities intermediary to determine what fees or commissions may apply.

Section 6. Issuance of Common ADSs and Common Shares and Payment for Fractional Common ADSs and Common Shares

Following the Share Expiration Date, our board of directors will meet as promptly as practicable to determine whether the condition to the conversion has been met.

Holders of Preferred ADSs

If you elect to exchange your Preferred ADSs and we accept you Preferred ADSs for exchange, the Exchange Agent will surrender all validly tendered Preferred ADSs to the Preferred ADS Depositary and instruct the Preferred ADS Depositary to elect to convert the underlying Preferred Shares and deposit the Common Shares issued upon the conversion under the deposit agreement for Common Shares and instruct the Common ADS Depositary to deliver Common ADSs in respect of that deposit to the Exchange Agent. The Exchange Agent will deliver those Common ADSs to the former holders of the Preferred ADSs entitled to them.

It may take eight or more business days after the ADS Expiration Time for you to receive the Common ADSs to be delivered in connection with the exchange of your Preferred ADSs. This offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and, as a result, is exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to exchange offers. U.S. and Brazilian law and practice relating to exchange offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where we will follow Brazilian law and practice.

If your Preferred ADSs are accepted for exchange and the exchange ratio would entitle you to receive a fraction of a Common ADS, the Exchange Agent will try to sell on the open market the aggregate of those fractional Common ADSs. You will receive cash in lieu of any fractional Common ADS you are entitled to receive based on the net proceeds (after deducting applicable fees, taxes and expenses, including sales commissions) from any sale of the aggregate number of fractional entitlements to Common ADSs. Payments for interests in fractional Common ADSs will be available to registered holders as soon as practicable after the Exchange Agent completes sales of the aggregated fractional Common ADSs.

Holders of Preferred Shares

If you elect to convert your Preferred Shares and we accept you Preferred Shares for conversion, we will deliver the Common Shares into which your Preferred Shares have been converted as promptly as practicable following the determination by our board of directors that the condition to the conversion has been met.

Because the Preferred Shares and Common Shares are book-entry shares, the conversion will be evidenced by a notation made in the share registry of Oi, and no further action will be required to be taken by Oi or any shareholder to give effect to the conversion.

It may take eight or more business days after the Share Expiration Date for you to receive the Common Shares to be delivered in connection with the conversion of your Preferred Shares. This offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and, as a result, is exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to exchange offers. U.S. and Brazilian law and practice relating to exchange offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where we will follow Brazilian law and practice.

If you hold Preferred Shares directly and the conversion ratio would entitle you to receive fractional Common Shares, we will sell, in auctions on the BM&FBOVESPA, the aggregate of all fractional Common Shares. You will receive cash in lieu of any fractional Common Share to which you would have been entitled as a result of the conversion based on the net proceeds (after deducting applicable fees and expenses, including sales commissions), from any sale on the BM&FBOVESPA of the aggregate number of fractional entitlements to Common Shares five business days after our sale of all such fractional interests on the BM&FBOVESPA. The sale of such fractional interests in auctions on the BM&FBOVESPA will occur as soon as practicable after due notice of the auctions are given in accordance with the rules of the BM&FBOVESPA, which will occur after the completion of the conversion.

Section 7. Material Tax Consequences

Certain United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the exchange of Preferred ADSs for Common ADSs or the conversion of Preferred Shares into Common Shares, as applicable, pursuant to the Offer as of the date hereof. Except where noted, this summary deals only with Preferred ADSs and Preferred Shares that are held as capital assets by United States Holders (as defined below), and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax exempt organization;

•	an insurance company;

•	a person holding the Preferred ADSs or Preferred Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person owning five percent or more of the Preferred ADSs and/or Preferred Shares or Common ADSs and/or Common Shares immediately after the Offer;

•	a person who is an investor in a pass-through entity;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired the Preferred ADSs or Preferred Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	certain former citizens or long-term residents of the United States; or

•	a United States person whose “functional currency” is not the U.S. dollar.

This description does not address any state, local or non-U.S. tax consequences of the Offer. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences to such holders of Preferred ADSs or Preferred Shares participating in the Offer, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Preferred ADSs or Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership or its partners holding Preferred ADSs or Preferred Shares should consult their tax advisors as to its tax consequences.

As used herein, the term “United States Holder” means, for United States federal income tax purposes, a beneficial owner of a Preferred ADS or Preferred Share that is:

•	an individual citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If you are considering exchanging your Preferred ADSs or converting your Preferred Shares in response to the Offer, you should consult your own tax advisors concerning the United States federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the material United States federal income tax consequences of the exchange of Preferred ADSs into Common ADSs, or the conversion of Preferred Shares into Common Shares, as applicable, are as follows:

•	the conversion will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	except as provided below with respect to cash received in lieu of a fractional Common ADS or Common Share, you will not recognize gain or loss when you exchange your Preferred ADSs solely for Common ADSs or convert your Preferred ADSs solely into Common ADSs, as applicable;

•	your tax basis in the Common ADSs or Common Shares, as applicable, that you receive in the exchange or conversion (including any fractional Common ADS or Common Share that is deemed to be received and then sold for cash) will equal your tax basis in the Preferred ADSs or Preferred Shares you surrendered; and

•	your holding period for the Common ADSs or Common Shares that you receive in the exchange or conversion will include your holding period for the shares of Preferred ADSs or Preferred Shares, as applicable, that you surrender in the exchange or conversion.

If you acquired different blocks of Preferred ADSs or Preferred Shares at different times and at different prices, your basis and holding period in your Common ADSs or Common Shares, as applicable, may be determined with reference to each block of Preferred ADSs or Preferred Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” you will not recognize any gain or loss as a result of the exchange of your Preferred ADSs solely for Common ADSs or the conversion of your Preferred Shares into Common Shares, as applicable, except for any gain or loss recognized with respect to cash received in lieu of a fractional Common ADSs or Common Share. The receipt of cash (if any) in lieu of a fractional Common ADSs or Common Share will be treated as having received the fractional Common ADSs or Common Share in the conversion and then as having sold that fractional Common ADSs or Common Share for cash. A U.S. holder will recognize gain or loss on any cash received in lieu of a fractional Common ADSs or Common Share equal to the difference between the amount of cash received in lieu of the fractional Common ADSs or Common Share and the portion of the U.S. holder’s adjusted tax basis of the Preferred ADSs or Preferred Shares surrendered that is allocable to the fractional Common ADS or Common Share. Such gain or loss generally will be long-term capital gain or loss if the holding period in the Preferred ADSs or Preferred Shares is more than twelve months as of the closing date of the exchange and conversion.

Capital gain, if any, realized by a U.S. holder on the sale, exchange or other disposition of a Preferred ADS, Preferred Share or on the withdrawal of the Preferred Share underlying a Preferred ADS or the deposit of a Common Share underlying a Common ADS generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, in the case of a disposition, withdrawal or deposit of a Preferred ADS, Preferred Share or Common ADS, as applicable, that is subject to Brazilian tax, the U.S. holder may not be able to use the foreign tax credit for that Brazilian tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Brazilian tax if it elects to deduct all of its foreign income taxes.

Section 305 of the Code provides that certain transactions will cause a shareholder of a corporation to be treated as receiving a deemed distribution from the corporation. Under certain circumstances, a transaction pursuant to which the shareholders of a corporation increase their proportionate interests in the assets or earnings and profits of the corporation as compared to other shareholders of the corporation could result in a deemed distribution under Section 305 of the Code to the shareholders that have increased their proportionate interests. Although the rules are not certain, Oi intends to take the position that the exchange of the Preferred ADSs for Common ADSs and the conversion of Preferred Shares into Common Shares, as applicable, will not result in a deemed distribution under Section 305 of the Code to holders of Common ADSs, Common Shares, Preferred ADSs of Preferred Shares. You should consult your tax advisor regarding the U.S. federal income tax consequences if the exchange of Preferred ADSs for Common ADSs or the conversion of Preferred Shares into Common Shares were to be treated as resulting in a deemed distribution under Section 305 of the Code.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (1) at least 75 percent of its gross income is “passive income,” or (2) at least 50 percent of the average value of its gross assets is attributable to assets that produce “passive income” or is held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. For purposes of the PFIC asset test, the aggregate fair market value of the assets of a publicly traded foreign corporation generally is treated as being equal to the sum of the aggregate value of the outstanding stock and the total amount of the liabilities of such corporation (the “Market Capitalization”).

Because Oi currently holds, and may continue to hold and potentially to increase its holdings of, a substantial amount of cash and cash equivalents and other passive assets used in our business, and because the value of Oi’s gross assets is likely to be determined in large part by reference to Oi’s Market Capitalization, there is a significant risk that Oi will be treated as a PFIC for the current taxable year. The application of the PFIC rules is subject to uncertainty in several respects, and Oi must make a separate determination after the close of each taxable year as to whether it was a PFIC for such year. Oi will not make a determination regarding its potential classification as a PFIC for the current taxable year until it files its annual report with respect to 2015 on Form 20-F, and such annual report may not be available prior to the time you are required to report the U.S. federal income tax consequences of the exchange of Preferred ADSs for Common ADSs or the conversion of

Preferred Shares into Common Shares, as applicable, in connection with the filing of your federal income tax return with respect to the taxable year in which such conversion occurred. Moreover, Oi has not obtained an opinion from counsel regarding the PFIC status of Oi for any taxable period.

If Oi is a PFIC for the current taxable year, a U.S. holder will recognize gain (but not loss, if any) upon the exchange of Preferred ADSs for Common ADSs or conversion of Preferred Shares into Common Shares, as applicable, for U.S. federal income tax purposes unless such U.S. holder files IRS Form 8621 with respect to Oi and includes a complete description of the Offer, the Common ADSs or Common Shares received in connection with the Offer, certain information regarding Oi, and a statement regarding the exception to gain recognition application to the exchange of Preferred ASDs for Common ADSs or conversion of Preferred Shares into Common Shares in connection with the Offer.

In addition, if Oi is a PFIC for the current taxable year (subject to certain elections), any realized gain with respect to cash received in lieu of a fractional Common ADSs or Common Share will be treated as ordinary income and will be subject to tax as if (1) the gain had been realized ratably over the U.S. holder’s holding period, (2) the amount deemed realized in each year had been subject to tax in each such year at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before Oi became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (3) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

U.S. holders should consult their own tax advisors regarding the tax consequences of the Offer that would result if Oi were treated as a PFIC, including any reporting requirements arising in connection with the exchange of Preferred ADSs for Common ADSs or conversion of Preferred Shares into Common Shares and the availability and consequences of making a mark-to-market election.

Material Brazilian Tax Consequences

The following discussion contains a description of the material Brazilian tax consequences, subject to the limitations set forth herein, of the exchange of Preferred ADSs for Common ADSs, or the conversion of Preferred Shares into Common Shares in the Offer, by a holder not deemed to be domiciled in Brazil for tax purposes (a “Non-Brazilian Holder”). This discussion is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change. This discussion does not specifically address all of the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of the exchange of its Preferred Shares or ADSs or the Conversion of its Common Shares.

The sale or any other form of disposition of the Common Shares or Preferred Shares, which are assets located in Brazil, may give rise to withholding income tax upon any possible capital gain derived by Non-Brazilian Holders. According to article 26 of Law No. 10,833, enacted on December 29, 2003, capital gains realized by a foreign investor on the sale or any other form of disposition of assets located in Brazil are subject to withholding income tax in Brazil, whether the sale is to a non-Brazilian resident or to a Brazilian resident. However, the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of Preferred Shares.

There is no specific provision in the Brazilian legislation as to the tax consequences of the conversion of shares, nor is there case-law dealing with the tax consequences of the conversion of shares. However, based on the fact that the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of shares, there are grounds to argue that the conversion of the Preferred Shares into Common Shares should not trigger income tax consequences in Brazil to Non-Brazilian Holders. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment.

Section 8. Exchange Controls and Central Bank Registration

There are no restrictions on ownership or voting of our capital stock by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions under foreign investment legislation and foreign exchange regulations, which generally require, among other things, the registration of the relevant investment with the Brazilian Central Bank and/or the CVM, as the case may be.

Investments in the Common Shares or Preferred Shares by (1) a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, (2) a non-Brazilian holder who is registered with the CVM under Annex I of Resolution No. 4,373, or (3) the Depositary, are eligible for registration with the Brazilian Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of the Common Shares or Preferred Shares.

The registered capital per newly issued Common Share or Preferred Share purchased in the form of an ADS, or purchased in Brazil under Annex I of Resolution No. 4,373 and deposited with the depositary in exchange for an ADS, will be equal to its purchase price and to the market value of the corresponding shares on the date of the deposit, respectively.

The registered capital under Annex I of Resolution No. 4,373 per Common Share or Preferred Share withdrawn upon cancellation of a corresponding ADS will be the U.S. dollar equivalent of the market value of the Common Share or Preferred Share, as the case may be, on the BM&FBOVESPA on the day of withdrawal. Such cancellation is also subject to the execution of simultaneous foreign exchange agreements without the actual inflow and outflow of funds to and from Brazil, or the Symbolic FX Agreements. The U.S. dollar equivalent will be determined upon the execution of the Symbolic FX Agreement.

Foreign Direct Investment and Portfolio Investment

Investors (individuals, legal entities, mutual funds and other collective investment entities) domiciled, residing or headquartered outside Brazil may register their investments in our shares as foreign portfolio investments under Annex I of Resolution No. 4,373 (described below) or as foreign direct investments under Law No. 4,131. Registration under Annex I of Resolution No. 4,373 or Law No. 4,131 generally enables the conversion of dividends, other distributions and sales proceeds received in connection with registered investments into foreign currency and the remission of such amounts outside Brazil. Registration under Annex I of Resolution No. 4,373 affords favorable tax treatment to non-Brazilian portfolio investors who are not resident in a favorable tax jurisdiction, which is defined by Brazilian tax legislation as any country or location that: (1) does not tax income, or taxes income at a rate lower than 20% (or 17% in the case of countries or regimes abiding by the international policy for tax transparency); or (2) does not disclose or imposes restrictions on the disclosure of certain information concerning the shareholding composition of a legal entity, its ownership or the effective beneficiary of income attributable to the foreigners.

Annex I of Resolution No. 4,373

All investments made by a non-Brazilian investor under Annex I of Resolution No. 4,373 are subject to an electronic registration with the Brazilian Central Bank. This registration permits the conversion of dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and the remission of such amounts outside Brazil.

Under Annex I of Resolution No. 4,373, non-Brazilian investors registered with the CVM may invest in almost all financial assets and engage in almost all transactions available to Brazilian investors in the Brazilian financial and capital markets without obtaining a separate Brazilian Central Bank registration for each transaction, provided that certain requirements are fulfilled. Under Annex I of Resolution No. 4,373, the definition of a non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities domiciled or headquartered outside Brazil.

Pursuant to Annex I of Resolution No. 4,373, non-Brazilian investors must:

•	appoint at least one representative in Brazil with powers to take action relating to its investments, which must be a financial institution duly authorized by the Brazilian Central Bank;

•	appoint an authorized custodian in Brazil for its investments, which must be a financial institution duly authorized by the Brazilian Central Bank and CVM;

•	complete the appropriate foreign investor registration forms;

•	appoint a tax representative in Brazil;

•	through its representative, register as a non-Brazilian investor with the CVM;

•	through its representative, register its investments with the Brazilian Central Bank; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

The securities and other financial assets held by a non-Brazilian investor pursuant to Annex I of Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Brazilian Central Bank or the CVM, as applicable, or be registered in registration, clearing and custody systems authorized by the Brazilian Central Bank or by the CVM, as applicable. Subject to limited exceptions provided in the CVM regulation or previous CVM authorization, the trading of securities held under Annex I of Resolution No. 4,373 is restricted to transactions carried out on stock exchanges or through organized over-the-counter markets licensed by the CVM.

The offshore transfer or assignment of the securities or other financial assets held by non-Brazilian investors pursuant to Annex I of Resolution No. 4,373 are prohibited, except for transfers (1) resulting from consolidation, spin-off, merger or merger of shares or occurring upon the death of an investor by operation of law or will; or (2) resulting from a corporate reorganization effected abroad, as long as the final beneficiaries and the amount of the assets remain the same.

Annex II of Resolution No. 4,373

Annex II of Resolution No. 4,373 provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. The Preferred ADS program was approved by the Brazilian Central Bank and the CVM prior to the issuance of the Preferred ADSs.

In the event that a holder of Preferred ADSs exchanges those Preferred ADSs for the underlying Common Shares or Preferred Shares, the holder must:

•	convert its investment in those shares into a foreign portfolio investment under Annex I of Resolution No. 4,373, subject to the execution of Symbolic FX Agreements; or

•	convert its investment in those shares into a direct foreign investment under Law No. 4,131, subject to the execution of Symbolic FX Agreements.

The custodian is authorized to update the electronic registration of the Preferred ADS Depositary to reflect conversions of Preferred ADSs into foreign portfolio investments under Resolution No. 4,373.

If a holder of Preferred ADSs elects to convert its Preferred ADSs into a foreign portfolio investment under Annex I of Resolution No. 4,373 or into a foreign direct investment under Law No. 4,131, the conversion will be effected before the Brazilian Central Bank after receipt of an electronic request from the custodian with details of the transaction.

If a holder of Preferred ADSs wishes to convert its investment in our shares into either a foreign portfolio investment under Annex I of Resolution No. 4,373 or a foreign direct investment under Law No. 4,131, it should begin the process of obtaining its own foreign investor registration with the Brazilian Central Bank or with the CVM, as the case may be, in advance of exchanging the Preferred ADSs for the underlying Preferred Shares. A non-Brazilian holder of Preferred Shares may experience delays in obtaining a foreign investor registration, which may delay remittances outside Brazil, which may in turn adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder.

Unless the holder has registered its investment with the Brazilian Central Bank, the holder may not be able to convert the proceeds from the disposition of, or distributions with respect to, such Preferred Shares (or the Common Shares into which such holder converts such Preferred Shares) into foreign currency or remit those proceeds outside Brazil. In addition, if the non-Brazilian investor resides in a “tax haven” jurisdiction or is not an investor registered under Annex I of Resolution No.  4,373, the investor will be subject to less favorable tax treatment than a holder of Preferred ADSs or Common ADSs.

Section 9. Certain Information About the Preferred Shares and the Common Shares

The principal trading market for the Common Shares and Preferred Shares is the BM&FBOVESPA, where they are traded under the symbols “OIBR3” and “OIBR4,” respectively. In addition, our Common ADSs and Preferred ADSs trade on the NYSE under the symbols “OIBR.C” and “OIBR,” respectively.

On August 28, 2015, there were 230,295,379 Common Shares issued and outstanding and 470,166,141 Preferred Shares issued and outstanding. On August 28, 2015, there were 37,630,951 Common ADSs issued and outstanding, representing 37,630,951 Common Shares, or 16.34% of the outstanding Common Shares, and 112,548,061 Preferred ADSs issued and outstanding, representing 112,548,061 Preferred Shares, or 23.94% of the outstanding Preferred Shares.

The following tables set forth the high and low closing sales prices for the Common Shares and Preferred Shares on the BM&FBOVESPA and the high and low closing sales prices for the Common ADSs and the Preferred ADSs on the NYSE for the periods indicated.

	Closing Price per Preferred Share on BM&FBOVESPA (1)		Closing Price per Preferred ADS on NYSE (1)(2)
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2013
First Quarter	91.70	58.60	44.20	29.00
Second Quarter	61.90	35.70	30.70	16.20
Third Quarter	51.50	33.40	22.90	14.60
Fourth Quarter	44.40	33.70	20.70	15.10
2014
First Quarter	44.20	31.20	18.80	13.30
Second Quarter	33.00	18.30	14.70	8.00
Third Quarter	18.10	11.90	8.00	5.20
Fourth Quarter	16.70	8.61	6.70	3.17
2015
First Quarter	8.43	4.96	3.15	1.54
Second Quarter	7.07	5.56	2.24	1.82
Third Quarter (3)	5.66	2.70	1.81	0.73

(1)	Adjusted to reflect the reverse split of all of our issued Preferred Shares into one Preferred Share for each 10 issued Preferred Shares that became effective on December 22, 2014.
(2)	Adjusted to reflect change of ratio from three Preferred Shares per Preferred ADS to one Preferred Share per Preferred ADS effective as of August 15, 2012.
(3)	Through August 28, 2015.

Source: Economática Ltda./ Bloomberg

	Closing Price per Common Share on BM&FBOVESPA (1)		Closing Price per Common ADS on NYSE (1)
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2013
First Quarter	101.70	67.20	50.30	33.60
Second Quarter	71.10	38.80	35.10	16.90
Third Quarter	54.00	36.40	23.50	15.60
Fourth Quarter	46.60	35.40	21.50	15.00
2014
First Quarter	48.80	32.00	20.30	14.00
Second Quarter	32.70	19.50	15.70	8.40
Third Quarter	19.60	12.40	8.65	5.48
Fourth Quarter	17.40	9.15	7.05	3.31
2015
First Quarter	9.12	5.14	3.27	1.63
Second Quarter	7.05	5.58	2.25	1.76
Third Quarter (3)	5.76	2.65	1.83	0.72

(1)	Adjusted to reflect the reverse split of all of our issued Common Shares into one Common Share for each 10 issued Common Shares that became effective on December 22, 2014.
(2)	Through August 28, 2015.

Source: Economática Ltda./ Bloomberg

Holders are urged to obtain a current market quotation for the Preferred Shares, the Preferred ADSs, the Common Shares and the Common ADSs.

The Common Shares underlying the Common ADSs are currently registered with the SEC and will continue to be so registered following the completion of the conversion.

The Common ADSs are currently listed on the NYSE and will continue to be so listed following the completion of the conversion.

This Offer does not have the purpose of delisting the Preferred ADSs from the NYSE. However, if the Preferred ADSs fail to meet the requirements for continued listing on the NYSE after the completion of the conversion as a result of the reduction in the number of outstanding Preferred ADSs or the number of holders of Preferred ADSs, we will seek to delist the Preferred ADSs from the NYSE.

Following the completion of the conversion, if we delist the Preferred ADSs from the NYSE and, as a result of the reduction in the number of outstanding Preferred ADSs or the number of holders of Preferred ADSs, we are permitted to terminate the registration of the Preferred Shares underlying the ADSs with the SEC, we will seek to terminate the registration of the Preferred Shares with the SEC.

This Offer does not have the purpose of delisting us as a publicly traded company with the CVM and we will continue to be a publicly traded company following completion of the Offer.

Section 10. Description of Capital Stock

Under the Brazilian Corporation Law, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as the Preferred Shares, may not exceed two-thirds of our total outstanding share capital.

Each of our Common Shares entitles its holder to one vote at our annual and extraordinary shareholders’ meetings. Holders of our Common Shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

The Preferred Shares are non-voting, except in limited circumstances, and do not have priority over our Common Shares in the case of our liquidation. See “—Dividends—Calculation of Adjusted Net Profit” and “—Dividends—Mandatory Distribution and Dividend Preference of Preferred Shares” for information regarding the distribution preferences of our Preferred Shares, and “—Voting Rights” for information regarding the voting rights of our Preferred Shares.

Set forth below are the material terms of our capital stock, including brief summaries of certain provisions of our bylaws and the Brazilian Corporation Law.

Dividends

Calculation of Adjusted Net Profit

At each annual shareholders’ meeting, our board of directors is required to recommend how to allocate our net profit for the preceding fiscal year, which recommendation our board of executive officers initially submits to our board of directors for approval. This allocation is subject to approval by holders of the Common Shares. The Brazilian Corporation Law defines “net profit” for any fiscal year as our net income after income taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to managers’ and employees’ participation in our net profit in that fiscal year. Under the Brazilian Corporation Law, our adjusted net profit available for distribution are equal to our net profit in any fiscal year, reduced by amounts allocated to our legal reserve, and increased by any reversals of reserves that we constituted in prior years. Our calculation of net profit and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with Brazilian generally accepted accounting principles.

Reserve Accounts

Under the Brazilian Corporation Law and our by-laws, we are required to maintain a legal reserve. In addition, we are permitted by the Brazilian Corporation Law to establish the following discretionary reserves:

•	a contingency reserve for an anticipated loss that is deemed probable in future years. Any amount so allocated in a previous year must be reversed in the fiscal year in which the loss had been anticipated if the loss does not occur as projected or charged off in the event that the anticipated loss occurs;

•	a reserve for investment projects, in an amount based on a capital expenditure budget approved by our shareholders;

•	an unrealized profit reserve described under “—Mandatory Distributions and Dividend Preferences of Preferred Shares” below; and

•	a tax incentive investment reserve, included in our capital reserve accounts, in the amount of the reduction in our income tax obligations due to government tax incentive programs.

Allocations to each of these reserves (other than the legal reserve) are subject to approval by holders of our Common Shares voting at our annual shareholders’ meeting.

Under Brazilian Corporation Law we are permitted to establish in our by-laws profit reserves. Under our by-laws, we have created a profit reserve with the purpose reinforcing our capital and equity position, or the Equity Strengthen Reserve, in order to permit us to make investments and reduce out debts. The balance of our Equity Strengthen Reserve, plus the balance of any other profit reserves, except the unrealized profits reserve and the reserve for contingencies, shall not exceed 100% of the amount of our share capital. Once such limit is reached, our General Shareholders Meeting may approve the allocation of any excess to increase our share capital or distribute dividends.

The Brazilian Corporation Law provides that the legal reserve may be credited to our share capital or used to absorb losses, but this reserve is unavailable for the payment of distributions in subsequent years. The amounts allocated to the other reserves may be credited to shareholders’ equity and used for the payment of distributions in subsequent years.

Legal Reserve Account. Under the Brazilian Corporation Law and our by-laws, we must allocate 5% of our net profit for each fiscal year to our legal reserve until the aggregate amount of our legal reserve equals 20% of our paid-in capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which our legal reserve, when added to our other reserves, exceeds 30% of our shareholders’ equity.

Capital Reserve Account. Under the Brazilian Corporation Law, we are also permitted to record a capital reserve that may be used only (1) to absorb losses which exceed retained earnings and profit reserves as defined in the Brazilian Corporation Law, (2) to redeem, reimburse or repurchase shares and redeem participation certificates, (3) to increase our capital, or (4) if specified in our by-laws (which currently do not so specify), to pay dividends on Preferred Shares. Amounts allocated to our capital reserves are unavailable for the payment of distributions and are not taken into consideration for purposes of determining the mandatory distributable amount.

Mandatory Distributions and Dividend Preference of Preferred Shares

As permitted by the Brazilian Corporation Law, our by-laws specify that 25% of our adjusted net profit for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. We refer to this amount as the mandatory distributable amount.

Distributions of dividends in any year are made:

•	first, to the holders of Preferred Shares, up to the greater non-cumulative amount of: (1) 6.0% per year of the amount resulting from our share capital divided by the number of our total issued shares, or (2) 3.0% per year of the book value of our net equity divided by the number of our total issued shares, or the Minimum Preferred Dividend;

•	then, to the holders of Common Shares, until the amount distributed in respect of each Common Share is equal to the amount distributed in respect of each Preferred Share; and

•	thereafter, to holders of the Common Shares and Preferred Shares on a pro rata basis.

If the Minimum Preferred Dividend is not paid for a period of three years, holders of Preferred Shares shall be entitled to full voting rights.

In case the amount of mandatory dividends is less than preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and we will not be obligated to distribute any mandatory dividends to holders of Common Shares. Under the Brazilian Corporation Law, any net profits remaining after allocations to mandatory dividends, our legal reserve and profit reserves must be distributed to shareholders.

The mandatory distributable amount of dividends and interest attributable to shareholders’ equity is recognized as a provision at the year-end. Any proposed dividends above the mandatory distributable amount are only recognized when declared.

Under the Brazilian Corporation Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net profit for any particular year may be allocated to the unrealized profit reserve, and the mandatory distribution may be limited to the “realized” portion of net profit. The “realized” portion of net profit is the amount by which our net profit exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions, or accounting for the market value of assets and debts, which financial settlement matures after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

In addition to the mandatory distributable amount, our board of directors may recommend that holders of Common Shares approve the payment of additional distributions. Distributions made to holders of Preferred Shares are computed in determining whether we have paid the required mandatory distribution. We net any payment of interim distributions against the required mandatory distribution for that fiscal year.

The Brazilian Corporation Law permits us to suspend the mandatory distribution in respect of Common Shares and Preferred Shares if our board of directors reports to our annual shareholders’ meeting that the distribution would be incompatible with our financial condition at that time. Our fiscal council must give its opinion on any suspension of the mandatory distribution. In addition, our management must report, within five days of the shareholders’ meeting, the reasons of any suspension of the mandatory distribution to the CVM. The retention of dividends will not impair the right of our Preferred Shares to receive the fixed or minimum dividends to which they are entitled. We must allocate net profit not distributed by our company as a result of a suspension to a special reserve and, if not absorbed by subsequent losses, we must distribute these amounts as soon as our financial condition permits. In case our profits reserves, as defined in the Brazilian Corporation Law, exceed our share capital, the excess must be credited to our share capital or used for the payment of distributions.

Payment of Dividends and Interest Attributable to Shareholders’ Equity

We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders’ equity, which is similar to a dividend but is deductible in calculating our income tax obligations.

Because our shares are issued in book-entry form, dividends with respect to any share are automatically credited to the account holding such share. Shareholders who are not residents of Brazil must register with the Brazilian Central Bank in order for dividends, sales proceeds or other amounts with respect to their shares to be eligible to be remitted outside of Brazil.

The Common Shares and Preferred Shares underlying our ADSs are held in Brazil by the Common ADS Depositary and the Preferred ADS Depositary, respectively , which have registered with the Brazilian Central Bank as the registered owner of our Common Shares and Preferred Shares. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the Common ADS Depositary or the Preferred ADS Depositary, as applicable. The Common ADS Depositary or the Preferred ADS Depositary will then convert such proceeds into dollars and will cause such dollars to be distributed to holders of our ADSs. As with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the Common ADS Depositary or the Preferred ADS Depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.

In addition, remittances are subject to a Brazilian Tax on Foreign Exchange Transactions (IOF/Exchange Tax), which as of the date hereof is 0%, but may be subject to change.

Dividends. We are required by the Brazilian Corporation Law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year. At our annual shareholders’ meeting, holders of our Common Shares may vote to declare an annual dividend. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.

Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporation Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders’ resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

Our board of directors may declare interim dividends based on the accrued profits recorded or the profit reserves in our annual or semi-annual financial statements. In addition, we may pay dividends from net income based on our unaudited quarterly financial statements. We may set off any payment of interim dividends against the amount of the mandatory distributable amount for the year in which the interim dividends were paid.

Interest Attributable to Shareholders’ Equity. Brazilian companies, including us, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to our shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the federal government’s long-term interest rate, or the TJLP, for the applicable period. The amount of interest paid that we can deduct for tax purposes cannot exceed the greater of:

•	50% of our net profits (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before taking into account any such distribution for the period for which the payment is made; and

•	50% of the sum of our retained profits and profit reserves.

Under our by-laws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

Prescription of Payments

Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

Meetings of Shareholders

Under the Brazilian Corporation Law, we must hold an annual shareholders’ meeting by April 30 of each year in order to:

•	approve or reject the financial statements approved by our board of directors and board of executive officers, including any recommendation by our board of directors for the allocation of net profit and distribution of dividends; and

•	elect members of our board of directors (upon expiration of their two-year terms) and members of our fiscal council.

In addition to the annual shareholders’ meetings, holders of our Common Shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in the national edition of Valor Econômico, a Brazilian newspaper, and in the Official Gazette of the state of Rio de Janeiro (Diário Oficial do Estado do Rio de Janeiro). Under the rules of the CVM, on the first call of any meeting, the notice must be published no fewer than three times, beginning at least 30 calendar days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our by-laws, a description of the subject matter of the proposed amendment.

Our board of directors may convene a shareholders’ meeting. Under the Brazilian Corporation Law, shareholders’ meetings also may be convened by our shareholders as follows:

•	by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporation Law, our directors do not convene a shareholders’ meeting required by law within 60 days;

•	by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders’ meeting that has been requested by such shareholders; and

•	by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders’ meeting for the purpose of appointing a fiscal council that has been requested by such shareholders.

In addition, our fiscal council may convene a shareholders’ meeting if our board of directors does not convene an annual shareholders’ meeting within 30 days or at any other time to consider any urgent and serious matters.

Each shareholders’ meeting is presided over by the chief executive officer, who is responsible for choosing a secretary of the meeting. A shareholder may be represented at a shareholders’ meeting by an attorney-in-fact appointed by the shareholder not more than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, a member of our board of executive officers, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders’ meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

In order for a valid action to be taken at a shareholders’ meeting, shareholders representing at least 25% of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting called to amend our by-laws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. Except as otherwise provided by law, the quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

Under the Brazilian Corporation Law and our by-laws, each of our Common Shares entitles its holder to one vote at our shareholders’ meetings. Our Preferred Shares generally do not confer voting rights, except in limited circumstances described below. We may not restrain or deny any voting rights without the consent of the majority of the shares affected. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

Voting Rights of Common Shares

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the holders of our Common Shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporation Law, the approval of shareholders representing at least half of our outstanding voting shares is required for the types of action described below:

•	reducing the mandatory dividend set forth in our by-laws;

•	changing our corporate purpose;

•	merging our company with another company, or consolidating our company, subject to the conditions set forth in the Brazilian Corporation Law;

•	transferring all of our shares to another company, known as an “incorporação de ações” under the Brazilian Corporation Law;

•	participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporation Law and subject to the conditions set forth in the Brazilian Corporation Law;

•	dissolving or liquidating our company or canceling any ongoing liquidation of our company;

•	creating any founders’ shares (partes beneficiárias) entitling the holders thereof to participate in our profits; and

•	spinning-off of all or any part of our company.

Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our Preferred Shares.

Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote our shares or the power to control our company, if these agreements are filed with our headquarters in Rio de Janeiro. Brazilian Corporation Law obligates the president of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders’ or board of directors’ meeting or abstains from voting, the other party or parties to that shareholders’ agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

Under the Brazilian Corporation Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive any of our shareholders of certain specific rights, including:

•	the right to participate in the distribution of our profits;

•	the right to participate in any remaining residual assets in the event of our liquidation;

•	the right to supervise the management of our corporate business as specified in the Brazilian Corporation Law;

•	the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, other than as provided in the Brazilian Corporation Law; and

•	the right to withdraw from our company under the circumstances specified in the Brazilian Corporation Law.

Voting Rights of Minority Shareholders

Shareholders holding shares representing not less than 5% of our voting shares have the right to request that we adopt a cumulative voting procedure for the election of the members of our board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders’ meeting.

Under the Brazilian Corporation Law, shareholders that are not controlling shareholders, but that together hold either:

•	Preferred Shares representing at least 10% of our total share capital; or

•	Common Shares representing at least 15% of our voting capital,

have the right to appoint one member and an alternate to our board of directors at our annual shareholders’ meeting. If no group of our holders of our Common Shares or Preferred Shares meets the thresholds described above, shareholders holding Common Shares or Preferred Shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our board of directors. In the event that minority holders of Common Shares and/or holders of Preferred Shares elect a director and the cumulative voting procedures described above are also used, our controlling shareholders, If any, always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors. The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders’ meeting at which the director will be appointed.

Under our by-laws, holders of Preferred Shares may appoint, by separate voting, one board member and one alternate.

In accordance with the Brazilian Corporation Law, holders of our Preferred Shares are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the Preferred Shares and the minority shareholders.

Voting Rights of Preferred Shares

Holders of our Preferred Shares are not entitled to vote on any matter, except:

•	with respect to the election of a member of our board of directors by holders of Preferred Shares holding at least 10% of our total share capital in a separate meeting as described above;

•	with respect to the election of a member and alternate member of our fiscal council in a separate meeting as described above;

•	with respect to the approval of the contracting of foreign entities related to the controlling shareholders of our company, if any, to render management services, including technical assistance, in which decisions Preferred Shares will have the right to vote separately from the Common Shares;

•	with respect to decisions relating to the employment of foreign entities linked to the controlling shareholders of our company, if any, to provide management services, including technical assistance, if the remuneration for such services will exceed 0.2% of our consolidated annual sales for fixed switched telephone service, network service transport telecommunications and the mobile highway telephone service, after deductions of tax and contributions; and

•	in the limited circumstances described below.

The Brazilian Corporation Law and our by-laws provide that our Preferred Shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum or fixed dividends to which our Preferred Shares are entitled. This voting right will continue until the past due minimum or fixed dividend for any year in that three consecutive-year period is paid in full. Holders of Preferred Shares will also obtain unrestricted voting rights if we enter into a liquidation process.

Liquidation

We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

Upon our liquidation, our Preferred Shares do not have a liquidation preference over our Common Shares in respect of the distribution of our net assets. In the event of our liquidation, the assets available for distribution to our shareholders would be distributed to our shareholders in an amount equal to their pro rata share of our legal capital. If the assets to be so distributed are insufficient to fully compensate our all of our shareholders for their legal capital, each of our shareholders would receive a pro rata amount (based on their pro rata share of our legal capital) of any assets available for distribution.

Preemptive Rights

Under the Brazilian Corporation Law, as a general rule, each of our shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder.

Under our by-laws, our board of directors or our shareholders, as the case may be, may decide not to extend preemptive rights to our shareholders with respect to any issuance of our shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or sale through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of our ADSs may not be able to exercise the preemptive rights relating to our shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of our ADSs, and we may not file any such registration statement.

Redemption, Amortization, Tender Offers and Rights of Withdrawal

Our by-laws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporation Law defines “redemption” (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporation Law defines “amortization” (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

The Brazilian Corporation Law authorizes our shareholders to approve in a shareholder’s meeting the redemption of our shares not held by our controlling shareholders, if any, if, after a tender offer effected for the purpose of delisting us as a public held company, our controlling shareholders, if any, increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

The Brazilian Corporation Law also requires the acquirer of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under “—Mandatory Tender Offers.” The shareholder can also withdraw its capital from our company under certain circumstances described below under “—Rights of Withdrawal.”

Mandatory Tender Offers

The Brazilian Corporation Law requires as a condition for our delisting as a public held company, or if there is a substantial reduction in liquidity of our shares, as defined by the CVM, in each case as a result of purchases by our controlling shareholders, our controlling shareholders must effect a tender offer for the acquisition of our remaining shares at a purchase price equal to the fair value of the shares.

Under our by-laws, if our controlling shareholders, if any, enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation to effect a public offer for the purchase of all our Common Shares for the same price per share paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the documents that provide for the change of control.

Rights of Withdrawal

The Brazilian Corporation Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of the Common Shares or Preferred Shares that it then holds.

This right of withdrawal may be exercised by any dissenting or non-voting shareholder (including any holder of Preferred Shares) in the event that the holders of a majority of the outstanding Common Shares authorize:

•	a reduction of the mandatory dividend set forth in our by-laws;

•	our participation in a centralized group of companies;

•	a change in our corporate purpose;

•	spinning-off of all or any part of our company, if such spin-off implies (1) a change in our corporate purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend set forth in our by-laws, or (3) our participation in a centralized group of companies; or

•	in one of the following transactions in which the shares held by such holders do not meet liquidity and dispersion thresholds under the Brazilian Corporation Law:

•	the merger of our company with another company, or the consolidation of our company, in a transaction in which our company is not the surviving entity;

•	the transfer of all of our outstanding shares to another company in an incorporação de ações transaction;

•	the transfer of all of the outstanding shares of another company to us in an incorporação de ações transaction; or

•	the acquisition of control of another company at a price that exceeds certain limits set forth in the Brazilian Corporation Law.

Dissenting or non-voting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed in an exchange or traded in the secondary market within 120 days from the shareholders’ meeting that approved the relevant merger or spin-off.

Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a centralized group of companies, or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporation Law, holders of any type or class of our shares or the shares of the resulting entity that have market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of the IBOVESPA index are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class. In case of a spin-off, the right of withdrawal will only exist if (1) there is a change in the corporate purpose, (2) there is a reduction in the mandatory dividend, or (3) the spin-off results in our participation in a centralized group of companies.

Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the material fact notice concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights. Shareholders will only be entitled to exercise withdrawal rights with respect to the shares held by them from such date until the date withdrawal rights are exercised.

The redemption of shares arising out of the exercise of any withdrawal rights would be made at the book value of the shares, determined on the basis of our most recent audited balance sheet approved by our shareholders. If the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose.

The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved the action that gave rise to withdrawal rights, except when the resolution is approved pending confirmation by the holders of our Preferred Shares (such confirmation to be given at an extraordinary meeting of such Preferred Shareholders to be held within one year). In this event, the 30-day period for dissenting shareholders begins at the date of publication of the minutes of the extraordinary meeting of such holders of Preferred Shares. Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days after the expiration of the exercise period of withdrawal rights if our management believes that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Liability of Our Shareholders for Further Capital Calls

Neither Brazilian law nor our by-laws require any capital calls. Our shareholders’ liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

Inspection of Corporate Records

Shareholders that own 5% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our by-laws, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

Form and Transfer

The Common Shares and Preferred Shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporation Law, which provides that a transfer of shares is effected by our transfer agent, Banco do Brasil S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When Common Shares or Preferred Shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Provided that the provisions of Resolution No. 4,373 are observed, transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Brazilian Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The BM&FBOVESPA operates a central clearing system, the CSD. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the CSD (through a Brazilian institution that is duly authorized to operate by the Brazilian Central Bank and maintains a clearing account with the CSD). Shares subject to the custody of the CSD are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the CSD and will be treated in the same manner as shareholders registered in our books.

Section 11. Material Differences between the Rights of Common Shares and Preferred Shares

The table below sets forth the material differences between the rights of holders of Preferred Shares and Common Shares.

	Preferred Shares	Common Shares
Dividends

In the allocation of any mandatory dividend, holders of Preferred Shares have a preference, equal to a noncumulative annual dividend, equal to the greater of:

•       6.0% of the amount obtained by dividing the amount of subscribed capital by the number of our outstanding shares; or

•       3.0% of the amount obtained by dividing shareholders’ equity by the number of our outstanding shares.

In case the amount of mandatory dividends is greater than preferred dividends, after payment of preferred dividends, the excess will be allocated first as dividend payments to holders of Common Shares in an amount equal to the preferred dividend received by the holders of Preferred Shares, and the remainder will be distributed equally among holders of Preferred Shares and Common Shares.

In case the amount of mandatory dividends is less than preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and we will not be obligated to distribute any mandatory dividends to holders of Common Shares.

The payment of a mandatory dividends is not mandatory if:

•       our board of directors reports to the annual shareholders’ meeting that the distribution would be incompatible with our financial condition

•       our fiscal council issues a favorable opinion on the suspension; and

•       the shareholders (after reviewing the opinion of the fiscal council) ratify this conclusion at the shareholders’ meeting.

Voting Rights	Excepts as provided below, the Preferred Shares do not entitle their holders to vote except in the limited circumstance where we fail for three consecutive fiscal years to pay the mandatory minimum dividend to which shares are entitled, and those voting rights will continue until such payment is made. In any circumstances in which holders of Preferred Shares are entitled to vote, each Preferred Share will entitle its holder to one vote.

Each Common Share entitles the holder to one vote at meetings of shareholders.

Notwithstanding the foregoing, the voting rights of any shareholder or a group of shareholders, bound by an agreement, jointly or severally, that holds more than 15% of our voting shares will be limited to 15% of our voting capital. This restriction on voting rights shall be extinguished if:

•       as a result of a capital increase or corporate restructuring, our share capital is increased by 50%;

•       as a result of a public offering, the acquiring shareholder holds more than 50% of our voting shares; or

•       any shareholder or group of shareholders, bound by an agreement, holds less than 15% of voting shares.

	Under our bylaws, holders of Preferred Shares may appoint, by separate voting, one board member and one alternate. In addition, non-controlling holders of Preferred Shares that hold more than 10% of our total capital, who have not exercised the right to appoint one board member by separate voting provided for in our bylaws, may appoint one board member and one alternate. In addition, non-controlling holders of Preferred Shares may appoint one fiscal council member (and one alternate).	In case non-controlling holders of Common Shares that hold more than 15% of our voting capital, such holders may appoint one board member and one alternate. In addition, in case non-controlling holders of Common Shares that hold more than 10% of our voting capital, such holders may appoint one fiscal council member (and one alternate).

Under our bylaws, holders of Preferred Shares are entitled to vote at any meeting to approve:

•       the contracting of foreign entities related to the controlling shareholders of our company, if any, to render management services, including technical assistance, in which decisions Preferred Shares will have the right to vote separately from the Common Shares; and

•       decisions relating to the employment of foreign entities linked to the controlling shareholders of our company, if any, to provide management services, including technical assistance, if the remuneration for such services does not exceed 0.2% of our consolidated annual sales for fixed switched telephone service, network service transport telecommunications and the mobile highway telephone service, after deductions of tax and contributions.

Preemptive Rights	Holders of Preferred Shares and Common Shares have a general preemptive right to subscribe for shares in any capital increase in proportion to their holdings of our capital stock, without obligation to maintain the proportion between Common Shares and Preferred Shares The issuance of new Preferred Shares is forbidden by our bylaws.	Holders of Common Shares and Preferred Shares have a general preemptive right to subscribe for shares in any capital increase in proportion to their holdings of our capital stock, without obligation to maintain the proportion between Common Shares and Preferred Shares.

	Our board of directors or our shareholders, as the case may be, may decide not to extend preemptive rights to our shareholders with respect to any issuance of our shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or sale through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares.	Under our by-laws, our board of directors or our shareholders, as the case may be, may decide not to extend preemptive rights to our shareholders with respect to any issuance of our shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or sale through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares.

Section 12. Description of Common ADSs

For a description of our Common ADSs, please see “Description of American Depositary Shares” in our Registration Statement on Form F-3 as filed with the SEC on March 13, 2014. We hereby incorporate herein by reference the text set forth under the caption “Description of American Depositary Shares” on pages 17 through 23 of our Prospectus dated March 13, 2014 contained in our Form F-3 (Registration No. 333-194523) filed with the SEC on March 13, 2014.

Section 13. Certain Information About Oi

Oi S.A. is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Our principal executive office is located at Rua Humberto de Campos No. 425, 6 1/2th floor–Leblon, 22430-190 Rio de Janeiro, RJ, Brazil, and our telephone number at this address is (55-21) 3131-2918.

Oi is an integrated telecommunications service provider with operations in Brazil, Africa and Asia.

As of August 28, 2015, we had outstanding share capital of R$21,438,374,154.00, comprised of 858,472,010 total shares, consisting of 286,155,319 Common Shares and 572,316,691 Preferred Shares, including 55,859,940 Common Shares and 102,150,550 Preferred Shares held in treasury. All of our shares are without par value.

Where You Can Find More Information About Oi

We are subject to the informational requirements of the CVM and the BM&FBOVESPA and file reports and other information relating to our business, financial condition and other matters with the CVM and the BM&FBOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, are obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Section 14. Background and Purpose of the Offer

On October 1, 2013, Oi, Pharol, AG Tel, LF Tel, PASA, and Bratel Brasil, as well as some of Pharol’s shareholders, entered into a memorandum of understanding which established the basis and principles to govern the negotiation of a proposed business combination among Pharol, TmarPart, and Oi.

The first step of this proposed business combination transaction was completed on May 5, 2014, when Oi acquired PT Portugal, SGPS, S.A., an entity which owned all of the business operations of Pharol. The subsequent steps of the business combination, principally, the proposed incorporação de ações (merger of shares) between Oi and TmarPart and the proposed incorporação (merger) of Pharol with and into TmarPart were subsequently abandoned.

On March 31, 2015, the shareholders of TmarPart, one of our direct shareholders, unanimously approved a series of transactions and corporate actions which we refer to as the alternative share structure. The shareholders of TmarPart believe that the implementation of the alternative share structure will allow several of the principal goals of the business combination transaction to be realized, primarily the adoption by our company of the corporate governance best practices prescribed by the regulations of the Novo Mercado segment of the BM&FBOVESPA, and the dispersal of our voting rights.

The alternative share structure consists of the following principal transactions and corporate actions:

•	the corporate ownership simplification described below,” as a result of which TmarPart merged with and into our company and several of the direct and indirect shareholders of TmarPart merged with each other, facilitating the distribution of our shares to the ultimate beneficial owners of our shares;

•	the adoption of new by-laws of our company, reflecting the adoption of heightened corporate governance standards by our company;

•	the election of new members of our board of directors and their respective alternates for terms of office expiring at the General Shareholders’ Meeting that approves our financial statements for the year ending December 31, 2017; and

•	the implementation of the Offer.

The conversion ratio applicable to the Offer reflects the conversion ratio that we had announced for the merger of shares between Oi and TmarPart and that we used for the pricing of our public offering of shares on April 28, 2014.

The fiscal councils of Oi and TmarPart issued favorable opinions regarding the merger of TmarPart with and into our company on July 9, 2015 and July 15, 2015, respectively. The board of directors of TmarPart approved the merger of TmarPart with and into our company on July 22, 2015. Our board of directors approved the merger of TmarPart with and into our company and the implementation of the Offer on July 22, 2015.

On July 22, 2015, the parties to (1) the shareholders’ agreement with respect to TmarPart, and indirectly, our company, among AG Telecom, AGSA, BNDESPar, PREVI, FATL, FUNCEF, PETROS, Jereissati Telecom, LF Tel and Bratel Brasil, and (2) the shareholders’ agreement with respect to TmarPart, and indirectly, our company, among AG Telecom, LF Tel and FATL, entered into agreements under which these shareholders agreements were terminated as of July 30, 2015.

On September 1, 2015, our shareholders:

•	Approved the merger of TmarPart with and into our company;

•	Approved the proposed amendments to our by-laws;

•	Elected new members to our board of directors and their respective alternates for terms of office expiring at the General Shareholders’ Meeting that approves our financial statements for the fiscal year ended December 31, 2017; and

•	Approved the opening of the period for the Offer as well as the relevant terms and conditions of the Offer.

Corporate Ownership Simplification

As of March 31, 2015, the ownership structure of the Common Shares was as set forth in the chart below.

Pharol
100%
Bratel B.V.
100%
100%
AGSA
PTB2
Jereissati Telecom
50.0%
50.0%
50.0%
50.0%
Venus
Bratel Brasil
Sayed
50.2%
49.8%
50.2%
49.8%
PASA
EDSP
100%
100%
AG Telecom
LF Tel
Other TmarPart Shareholders
37.2%
5.0%
37.2%
20.6%
TmarPart
100%
Caravelas
Valverde
Other Shareholders
24.8%
7.4%
1.8%
10.8%
7.3%
46.3%
Oi

On September 1, 2015, as part of the implementation of the alternative share structure, the shareholders of each of AG Telecom, PASA, LF Tel, EDSP, Bratel Brasil, Valverde, TmarPart, Venus RJ Participações S.A., Sayed RJ Participações S.A., and PTB2 S.A. voted to proceed with the mergers included in the corporate ownership simplification of which each of these entities was a constituent. As a result, on September 1, 2015:

•	AG Telecom merged with and into PASA;

•	LF Tel merged with and into EDSP;

•	PASA and EDSP75 merged with and into Bratel Brasil;

•	Valverde merged with and into TmarPart;

•	Venus RJ Participações S.A., Sayed RJ Participações S.A. and PTB2 S.A. merged with and into Bratel Brasil;

•	Bratel Brasil merged with and into TmarPart; and

•	TmarPart merged with and into our company.

As a result of the corporate ownership simplification, as of the date hereof, the ownership structure of our Common Shares and Preferred Shares is as set forth in the chart below. The percentages in bold and italics represent the percentage of the outstanding Common Shares owned by each shareholder, and the percentages not in bold and italics represent the percentage of the total outstanding share capital owned by each shareholder.

In the merger of TmarPart with and into Oi, the net assets of TmarPart, in the amount of R$122.4 million were merged into the shareholders’ equity of Oi, and as a result of the merger, TmarPart ceased to exist. The merger of TmarPart with and into Oi also resulted in the transfer to the shareholders’ equity of Oi of goodwill derived from the acquisition of equity interest recorded by Bratel Brasil, AG Telecom, LF Tel, and TmarPart, in accordance with applicable Brazilian law. In the merger of TmarPart with and into Oi, shareholders of TmarPart received the same number of shares of Oi as were held by TmarPart immediately prior to the merger of TmarPart with and into Oi in proportion to their holdings in TmarPart. No withdrawal rights for the holders of shares of Oi were available in connection with the merger of TmarPart with and into Oi.

Our New By-laws

On September 1, 2015, our shareholders acting at an Extraordinary General Meeting adopted new by-laws for our company. For more information regarding our new by-laws and the rights of holders of the Common Shares and the Preferred Shares following the adoption of our new by-laws, see “—Section 10—Description of Capital Stock.”

Our New Board of Directors

On September 1, 2015, our shareholders acting at an Extraordinary General Meeting elected new members to our board of directors and their respective alternates, with a term of office expiring at the General Shareholders’ Meeting that approves our financial statements for the year ending December 31, 2017.

The current members of our board of directors and their alternates are set forth in the table below.

Director	Alternate
José Mauro Mettrau Carneiro da Cunha	Fernando Marques dos Santos
Sérgio Franklin Quintella	Rubens Mário Alberto Wachholz
Luiz Antonio do Souto Gonçalves	Joaquim Dias de Castro
Ricardo Malavazi Martins	Cristiano Yazbek Pereira
Thomas Cornelius Azevedo Reichenheim	Sergio Bernstein
Rafael Luís Mora Funes	João do Passo Vicente Ribeiro
Francisco Ravara Cary	João Manuel Pisco de Castro
Luís Maria Viana Palha da Silva	Jorge Telmo Maria Freire Cardoso
Andŕe Navarro	Nuno Rocha dos Santos de Almeida e Vasconcellos
Robin Anne Bienenstock	Marcos Grodetzky
Martin Pieters	Pedro Zañartu Gubert Morais Leitão

We summarize below the business experience, areas of expertise and principal outside business interests of our current directors and their alternates.

Directors

José Mauro Mettrau Carneiro da Cunha. Mr. Cunha, born on December 4, 1949, has been the chairman of the board of directors of Oi S.A., a publicly-held telecommunications company, since 2009; he also served as (1) chairman of the board of directors of Dommo Empreendimentos Imobiliários, previously known as Calais Participações S.A., a publicly-held holding company, since 2007; (2) member of the board of directors of TmarPart from 2008 until September 2015; and (3) member of the board of directors of Santo Antonio Energia S.A., a closely-held hydroelectric power company, since 2008. Mr. Cunha’s professional experience for the past five years include positions such as: (1) member of the board of directors of Vale S/A (from 2010 to April 2015); (2) Chief Executive Officer of Oi S.A. (in 2013); (3) chairman of the board of directors of the following companies of the telecommunications industry: Tele Norte Leste Participações S.A. (from 1999 to 2003 and from 2007 to 2012), where he also served as alternate member of the board of directors in 2006, Telemar Norte Leste S.A. (from 2007 to 2012), TNL PCS S.A. (from 2007 to 2012), Tele Norte Celular Participações S.A. (from 2008 to 2012),; and Coari Participações S.A. (from 2007 to 2012), a company that holds equity interest in other companies; (4) member of the board of directors of Log-In Logística Intermodal S/A (from 2007 to 2011), a publicly-held intermodal transport company; and (5) member of the board of directors of Lupatech S/A (from 2006 to 2012), a publicly-held company that develops energy-related products and performs flow control and metallurgy activities. In addition to the abovementioned companies, Mr. Cunha was an member of the board of directors of the following publicly-held companies: (1) Braskem S.A (2007 to 2010), a petrochemical company, where he had previously served as vice-president of Strategic Planning (2003 to 2005); (2) LIGHT Serviços de Eletricidade S/A (1997 to 2000), an electricity distribution company; (3) Aracruz Celulose S.A. (1997 to 2002), a paper manufacturer; (4) Politeno Indústria e Comércio S/A (2003 to 2004), a petrochemical company; and

(5) BANESTES S.A.—Banco do Estado do Espírito Santo (2008 to 2009), a financial institution. In December 1971, Mr. Cunha obtained his bachelor’s degree in mechanical engineering from Universidade Católica de Petrópolis in Rio de Janeiro. In December 2002, Mr. Cunha completed the Executive Program in Management at Anderson School at the University of California in Los Angeles, USA.

Sérgio Franklin Quintella. Mr. Quintella, born on February 21, 1935, served as (1) vice-president of Montreal Engenharia from 1965 to 1991, (2) member of the board of directors of Sulzer from 1976 to 1979, (3) member of the board of directors of CAEMI from 1979 to 1983, (4) CEO of Internacional de Engenharia from 1979 to 1990, (5) member of the board of directors of Refrescos do Brasil S.A. from 1980 to 1985, (6) CEO of Companhia do Jari from 1982 to 1983, and has been serving as member of the Technical Council of the Brazilian Confederation of Commerce (Conselho Técnico da Confederação Nacional do Comércio) since 1990. Mr. Quintella has served at several academic institutions, including as a board member of the National Institute of Advanced Studies (Conselho Diretor do Instituto Nacional de Altos Estudos – INAE) from 1991 to 2010. He has been a member of the development council for Pontifícia Universidade Católica do Rio de Janeiro, PUC-Rio, since 1978. Mr. Quintella has been serving as vice-president of Fundação Getúlio Vargas since 2005. He also served as member of the board of directors of Petrobras from 2009 to 2015. He performed public roles such as member of the board of directors of Banco Nacional de Desenvolvimento Econômico e Social – BNDES, or BNDES, from 1975 to 1980. He was president of the Brazilian Association of Technical Standards (Associação Brasileira de Normas Técnicas – ABNT) from 1975 to 1977. Mr. Quintella also served as a member of the board of directors of the Brazilian National Monetary Council from 1985 to 1990. He served at the Accounting Court (Tribunal de Contas) of the State of Rio de Janeiro as member of the board and as chairman in 2003. Mr. Quintella holds bachelor’s degrees in engineering from Universidade Católica do Rio de Janeiro, economics from Faculdade de Economia do Rio de Janeiro, economic engineering from Escola Nacional de Engenharia, and an MBA from IPSOA in Italy. He also completed the Advanced Management Program at Harvard Business School in the U.S. and a business administration extension course in public finance at Pennsylvania State University, Philadelphia, USA.

Luiz Antonio do Souto Gonçalves. Mr. Gonçalves, born on August 29, 1956, has been serving as superintendent of the Venture Capital area of BNDES Participações S.A. or BNDESPAR, responsible for the investment, monitoring, and divestiture in closely-held companies of the BNDESPAR portfolio and Equity Investment Funds since 2011. Mr. Gonçalves started his career at BNDES in 1982 as Engineer of the Priority area, where he also served as Planning Manager of BNDESPAR, Head of the Urban Mobility Department, Head of the Planning Department of BNDES, and superintendent of the capital markets area of BNDESPAR. He has also worked at Banco Bradesco, as Head of the Claims Department between 1980 and 1982. Mr. Gonçalves holds a bachelor’s degree in mechanical engineering from UERJ in Rio de Janeiro (1980), an Executive MBA from COPPEAD/UFRJ in Rio de Janeiro (1980), a master’s degree in production engineering from COPPE/UFRJ in Rio de Janeiro (2001), and Ph.D. in production engineering from COPPE/UFRJ (2003 to 2004).

Ricardo Malavazi Martins. Mr. Martins, born on October 28, 1964, started his executive career as an economist focused on treasury transactions of banks (responsible for the economic areas of BCN and Bradesco) between 1990 and 2003, when he served as vice-president of the Economy Commission (Comissão de Economia) of FEBRABAN. Mr. Martins served as chief financial and investments officer of PETROS for 6 years and as officer and consultant of Stratus Investimentos (a private equity management firm) for 3 years. He is a member of the board of directors of Jereissati Participações S.A., a company that holds equity interest in other companies, since March 2011. He was a member of the board of directors of the following companies: Trisul S.A.; Fras-Le S.A.; Iguatemi Empresa de Shopping Centers S.A.; CPFL; and Coteminas S.A. He was a member of the fiscal council of Brasil Telecom S.A., Brasil Telecom Participações S.A., TmarPart and Tele Norte Leste Participações S.A. Mr. Martins was a member of the advisory board of ABVCAP (Associação Brasileira de Venture Capital e Private Equity) and of the investment committee of ABRAPP. He is currently an associate of TPYX Assessoria Empresarial and has been serving as member of the Corporate Governance Committee of the American Chamber of São Paulo since 2003. Mr. Martins holds a bachelor’s degree in economics from UNICAMP, where he also attended classes that qualify for a masters’ degree. He also attended classes that qualify for an MBA from IBMEC-RJ.

Thomas Cornelius Azevedo Reichenheim. Mr. Reichenheim, born on December 4, 1947, has been the CEO of Carisma Comercial Ltda., a foreign trade company, since 2002, and a member of the board of directors of Jereissati Telecom S.A. since 2010. He served as market relations officer and member of the management of Grupo Jereissati from 1984 to 2015. He served as member of the board of directors of Didier & Levy Associados, a brokerage firm, from 1998 to 2014. Mr. Reichenheim served as: (1) commercial officer, insurance officer, and investment officer of Banco Auxiliar from 1977 to 1983; (2) foreign exchange manager, commercial manager, and assistant officer of Banco Real from 1972 to 1977; and (3) trainee of the marketing area of Banco Unibanco from 1969 to 1971. Mr. Reichenheim holds a bachelor’s degree in business administration from EAESP – FGV/SP (1972) and law from FMU (1972). He holds a post-graduate degree in business administration (1973) and in finance (1974) from EAESP FGV/SP.

Rafael Luís Mora Funes. Mr. Funes, born on June 20, 1965, currently serves as: (1) member of the board of directors and of the executive committee of Pharol; (2) chairman of the board of Webspectator, headquartered in Santa Monica; and (3) member of the advisory board of Escola de Negócios INDEG-ISCTE. He also served as a member of the board of directors of TmarPart from 2014 until its merger with and a member of the board of directors of our company since 2014.

Francisco Ravara Cary. Mr. Cary, born on August 29, 1965, has been serving as executive administrator of Novo Banco S.A., in Portugal, since June 2015. He also serves as administrator of a number of companies in which Novo Banco S.A. holds direct or indirect equity interest, such as Pharol, BESI Brasil S.A., Banque Espírito Santo ET de la Vénétie in France, Empark Aparcamientos y Servícios, S.A. in Spain. Mr. Cary serves as chairman of the board of directors of Banco BEST, S.A. and Espirito Santo Ventures, Sociedade de Capital de Risco, S.A., both in Portugal. He served as executive vice-president of the board of directors of BES Investimento, S.A. in Portugal until April 2015. He was administrator of Bradespar S.A. in Brazil, a publicly-held company, between 2001 and 2011, and of Banco Boavista InterAtlântico S.A. in Brazil between 1998 and 2000. Mr. Cary holds a bachelor’s degree in business administration and in management from Universidade Católica Portuguesa (1988) and an MBA from Insead in France (1993).

Luís Maria Viana Palha da Silva. Mr. Silva, born on February 18, 1956, currently serves as chairman of the board of directors and CEO of Pharol. Mr. Silva served as vice-chairman of the board of directors and executive committee of GALP Energia, SGPS, SA from 2102 to 2015. He was a member of the board of directors and audit committee of NYSE Euronext from 2012 to 2013. Mr. Silva worked at Jerónimo Martins, SGPS, AS as CFO from 2001 to 2004, and as CEO from 2004 to 2010. In 2011, he worked at Jerónimo Martins, SGPS, AS as non-executive member of the board of directors and chairman of the corporate responsibility committee. He served as CFO of CIMPOR – Cimentos de Portugal from 1995 to 2001 and as State Secretary of Commerce of Portugal from 1992 to 1995, responsible for foreign economic relations, trade and investment, and supervision of domestic trade, food security, and antitrust enforcement. Mr. Silva served as CFO at COVINA, Companhia Vidreira Nacional, from 1987 to 1992. Mr. Silva holds a bachelor’s degree in economics from Instituto Superior de Economia (1978) and in business administration from Universidade Católica Portuguesa (1981). He attended the Advanced Management Program at University of Pennsylvania—Wharton School of Economics (2005).

André Cardoso de Meneses Navarro. Mr. Navarro, born on August 9, 1963 and is the general officer of Millenium Investment Bank, the investment banking branch of Banco MillenniumBCP, and an administrator for Interoceanico, an investment consulting firm. Prior to this he was the chief executive officer of Banco Privado Atlantico Europa for six years. Mr. Navarro was an officer for Banco Espĺrito Santo. He started his career working for Chase Banco Lar (Brasil) as a credit officer. He has a degree in law from the Universidade Estadual of Rio de Janeiro, a post-graduate degree in finance from Fundação Getulio Vargas, a Master’s in Business Administration from the American Graduate School of International Business—Thunderbird, and a certificate from the Harvard Business School.

Robin Bienenstock. Mrs. Bienenstock, born on December 12, 1968, is a telecom expert. Mrs. Bienestock is a Partner of Gladwyne Partners, an Asset Manager. Prior to this she was the Senior Analyst covering Latin

American and European Telecoms at Sanford C Bernstein for seven years. She was the top rated Telecom Analyst in both the Institutional Investor and Extel Polls. Mrs. Bienestock was an Associate Principal at McKinsey & Co. for telecom, retail and financial customers. She started her career working for Bunting Warburg as an investment banking analyst and also worked for the European Union Administration of Mostar in Bosnia managing a revolving loan fund for small and medium companies. She has a Bachelor of Arts from Oxford University in Politics, Philosophy and Economics, a Master’s degree from SDA Bocconi in International Economics and Management and a Master’s degree in International Relations from the University of Toronto.

Martin Pieters. Mr. Pieters, served as general officer and executive officer of Vodafone Group Public Ltd. Co. in India from February 2009 to April 2015. Mr. Pieters served as general officer and executive officer of Vodafone Essar Ltd. and as executive officer of MSI, which became Celtel, from 2003 until the company was acquired by MTC in the beginning of 2007. During this period, Mr. Pieters was the driving force behind the development of Celtel, as one of the main leaders among the pan-African telecommunications operators, servicing approximately 20 million clients in 14 countries. Between 1989 and 2003, he worked at KPN, where, since 2000, he served as member of the executive management board of KPN Telecom, as the person responsible for the business solutions division of KPN. Mr. Pieters also served as executive vice-president of the international operations division of KPN, covering Eastern and Central Europe, Asia, and the United States. In 1989, he started working at KPN as secretary of the board of directors. He also served as commercial officer and officer of a telecommunications district. Since 1995, Mr. Pieters has been serving as vice-president of the international operations division, and is responsible for the affiliates of KPN, including EuroWeb, SPT, and Pannon GSM. Since 1998, he has been serving as executive vice-president for KPN International. From April 2000 to April 2003, Mr. Pieters served as member of the executive council of KPN and executive officer of the business solutions division of KPN. From August 2003 to January 2007, he served as CEO of Celtel International B.V. Before beginning his career in the telecommunications industry, Mr. Pieters worked for 11 years (from 1979 to 1989) at the Royal Smilde Foods as chief financial and strategic planning officer and CEO in the Netherlands. Mr. Pieters has been serving as chairman of the board of directors of Cellular Operators Association of India since July 2014, and was the vice-president of Cellular Operators Association of India between August 2012 and July 2014. He has been serving as officer of EuroWeb Corp International since February 2000. He also served as officer of Social Investor Foundation for Africa. Mr. Pieters has also been a member of the supervisory board of KPNQwest since 1999. He served as member of the supervisory board of Investment Fund for Health in Africa. He is a member of the supervisory boards of a number of operators, including Cesky Telecom and Xantic. He served as officer of Eircom Group plc. Mr. Pieters served as non-executive officer of Millicom International Cellular SA between May 2008 and February 2009. He holds a law degree from University of Groningen, Netherlands, and a post-graduate degree in economics (1979).

Alternate Directors

Fernando Marques dos Santos. Mr. Santos, born on October 25, 1952, is an officer of BNDES, responsible for the Areas of Human Resources, AGIR Project Management Office, and Information Technology and Processes. From 1983 to 1989, he served as manager of the Project Area with agents. In 1989, he became Department Head of the Project Area with agents. In 1989, he became Department Head of the Credit Area (Framework Portfolio), where he served until 1994, when he became Superintendent of the Credit Area and served until 2003. Before being appointed an officer of BNDES in 2012, he worked at the Office of the President and Vice-president of BNDES. Mr. Santos holds a bachelor’s degree in mechanical engineering from Universidade do Estado do Rio de Janeiro – UERJ.

Rubens Mário Alberto Wachholz. Mr. Wachholz, born on October 30, 1940, currently has been serving as general officer of the Educational Development Institute (Instituto de Desenvolvimento Educacional) of Fundação Getúlio Vargas, an educational institution, since April 2013. From October 2000 to March 2013, he served as Executive Advisor to the President of Fundação Getúlio Vargas. From May 1997 to April 2000, he served as officer of Companhia Siderúrgica Nacional and as chief executive officer of FEM S.A., a wholly-owned subsidiary of Companhia Siderúrgica Nacional. He served as Planning and IT Secretary at the Accounting

Court (Tribunal de Contas) of the State of Rio de Janeiro from January 1995 to January 1997. He also served as officer in the following companies: Banco de Montreal S.A., Soletur Sol Agência de Viagens e Turismo, Companhia Vale do Rio Doce, Arthur Young & Co. (Ernst & Young), Laboratório Maurício Villela S.A., and Banco Lar Chase. Mr. Waschlz holds a bachelor’s degree in economics from Universidade Federal do Paraná and a post-graduate degree in business administration from EBAP-FGV. He is a Professional Designation in Management Accounting certified by the University of California, Los Angeles.

Joaquim Dias de Castro. Mr. Castro, born on June 13, 1978, works in the Capital Markets department of BNDES, where he has been the Manager since 2008. Previously since 2004, he has worked in the Credit department of the BNDES. Currently he is: (1) member of the fiscal council of AES Eletropaulo, an electricity distribution company in the metropolitan region of São Paulo, since April 2011; (2) member of the fiscal council of JBS SA, a food company, since April 2013. He previously served as an alternate member of the board of directors of TmarPart in 2015. He served as: (1) member of the fiscal council of AES Tiete, an electricity generation company, from April 2011 to April 2013; and (2) member of the board of directors of Rede Energia S.A., an electricity generation and distribution company, from April 2010 to April 2012. He also served as: (1) member of the board of directors of Renova S.A, an electricity generation company, from April 2013 to April 2014; (2) member of the board of directors of Light S.A., an electricity generation and distribution company, from April 2010 to April 2012; (3) member of the board of directors of Tele Norte Leste Participações S.A., TmarPart, and CTX Participações S.A., between 2010 and 2012. Mr. Castro holds a bachelor’s degree in economics from Universidade Federal do Rio Grande do Sul (2000), a master’s degree in economics from Escola de Pós Graduação em Economia da Fundação Getúlio Vargas—RJ (2007).

Cristiano Yazbek Pereira. Mr. Pereira, born on September 16, 1975, has served as an alternate member of the board of directors of Oi since 2012, and has been responsible for the corporate strategy of Jereissati Participações S.A. since July 2009. He was an alternate member of the board of directors of TmarPart from 2014 to September 2015. He is: (1) a member of the board of directors of CTX Participações S.A., a company that holds equity interest in other companies, since 2014; (2) an member of the board of directors of Contax Participações S.A., a contact center company, since 2010; and (3) a board member certified by IBGC since July 2015. He served as member of the board of directors of Tele Norte Leste Participações S.A. between 2010 and 2012; superintendent of Telefônica in the strategy, regulation, and commercial PMEs areas for Latin America between 2003 and 2009; consultant at A.T. Kearney between 2001 and 2002; and consultant at Accenture in 2000. Mr. Pereira holds a bachelor’s degree in mechanical engineering from Escola Politécnica of Universidade de São Paulo and an Executive MBA from BSP. Mr. Pereira attended executive courses at Harvard Business School, Rotman School of Management (University of Toronto), and ESADE (Barcelona).

Sergio Bernstein. Mr. Bernstein, born on April 16, 1937, is a member of the board of directors of Iguatemi Empresa de Shopping Centers S.A., a company that holds equity interest in other companies. He began his career in 1961 as a trainee in the finance department of General Electric do Brasil, a company operating in a number of industries and that, in Brazil, operates in the technology and financial services industries, where he served as director controller for 6 years and as vice-president of finance for 4 years. He also served as vice-president of finance of Grupo Jereissati for 16 years. He served as chairman of the fiscal council of Tele Norte Leste Participações S.A., a telecommunications company, and Coari Participações S.A. and Contax Participações S.A., companies that hold equity interest in other companies. Mr. Bernstein holds a bachelor’s degree in civil engineering from Escola Nacional de Engenharia do Rio de Janeiro.

João do Passo Vicente Ribeiro. Mr. Ribeiro, born on May 20, 1948, in Lisbon, serves has served as administrator of Pharol since May 2015. He served as CEO of AMP-Sociedade Gestora de Fundos de Investimento Mobiliário from 2014 to 2015. He was appointed Coordinator of the Work Group on Financial Mechanisms and Instruments to Support Tourism of the Tourism Office in Portugal in 2012. He served as: (1) administrator of SLN SGPS, S.A. from 2008 to 2009; (2) administrator of Banco Português de Negócios in 2008; (3) president and founder of Quadrantis – Sociedade de Capital de Risco in 2007 and 2008; (4) CEO of PME Investimentos, a public private equity company, from 2004 to 2007; (5) CEO of APFIN-Associação

Portuguesa das Sociedades Gestoras de Património e Fundos de Pensões from 2002 to 2003; (6) administrator of AF Investimento – Sociedade Gestora de Património e Fundos de Investimento do Grupo BCP from 2002 to 2003; (7) general officer of BCP-Banco Comercial Português and Banco Português do Atlântico in the private banking, large companies, and retail banking areas from 1986 to 2002; and (8) officer in Paris and London for the branches of Banco Português do Atlântico from 1980 to 1986 and of the Instituto de Crédito de Angola in 1974 and 1975. Mr. Ribeiro holds a bachelor’s degree in finance from Instituto Superior de Economia da Universidade de Lisboa (1973) and an MBA degree from INSEAD in Fontainebleau, France (1978/1979).

João Manuel Pisco de Castro. Born on September 22, 1954, Mr. Castro serves as vice-president of Grupo Visabeira SGPS S.A., Visabeira Imobiliária SGPS S.A., Visabeira Indústria SGPS S.A., Visabeira Participações Financeiras SGPS S.A., and Vista Alegre Atlantis SGPS S.A. He serves as the CEO of Visabeira Global SGPS S.A., Visagreen SGPS S.A., and Real Life Tecnologia de Informação S.A. He also serves as administrator of the following companies: Ambitermo Engenharia e Equipamentos Térmicos S.A., Gevisar SGPS S.A., Granbeira Sociedade de Exploração e Comércio de Granitos, Granbeira II Rochas Ornamentais S.A., Visacasa S.A., Constructel (Belgium), Constructel Sweden AB, and Constructel (Russia). Mr. Castro served as: (1) member of the board of directors of Grupo Visabeira SGPS S.A. from 2002 to 2007; (2) president of the Instituto de Gestão Financeira e de Infra-Estrutiuras da Justiça I.P. from 2007 to 2009; and (3) administrator of the following companies: Visabeira Telecomunicações e Construção SGPS S.A. from 2002 to 2006; Visabeira Serviços SGPS S.A. from 2003 to 2005; Ifervisa S.A. from 2005 to 2007; Viatel S.A. from 2005 to 2007; Visacasa S.A. from 2003 to 2005; Figueira Paranova S.A. from 2005 to 2006; and Beiragás S.A. from 2000 to 2003. He also served as: (1) manager of Visabeira Ltda. from 2004 to 2007; (2) management advisor of Grupo Visabeira from 1995 to 2000; (3) CEO of Grupo Visabeira in Azores from 1993 to 1995; (4) regional officer of Grupo Visabeira in Lisbon from 1989 to 1993; (5) head of department of Centro e Exploração de Carcavelos dos TLP from 1985 to 1989; (6) specialist in production management of TLP from 1983 to 1985; (7) professor at Escola Salesiana do Estoril from 1981 to 1983; (8) managing partner and professor of Externato das Neves, Viana do Castelo from 1977 to 1981; and (9) high school teacher at Externato do Forte, Vila Nova de Cerveira in 1976. Mr. Castro holds a bachelor’s degree in electrical engineering, with specialization in telecommunications and electronics, from Instituto Superior Técnico (1983) and an MBA from Faculdade de Economia da Universidade de Lisboa (1983).

Jorge Telmo Maria Freire Cardoso. Born on August 8, 1971, Mr. Cardoso has been serving as: (1) administrator of Novo Banco S.A., a financial institution, since September 2014; (2) member of the board of directors of NB Finance Ltd., financial institution, since April 2015; (iii) non-executive member of the board of directors of Pharol since November 2014; and (4) non-executive member of the board of directors of Enternext S.A., since September 2013. He served as member of the board of directors and of the executive committee of Caixa Geral de Depósitos S.A., a financial institution, from July 2013 to September 2014. He also served as nonexecutive member and chairman of the board of directors of (1) Caixa-Banco de Investimento S.A., a financial institution, from August 2013 to September 2014; (2) Caixa Capital – Sociedade de Capital de Risco S.A., a financial institution, from March 2014 to September 2014; and (3) Caixa Desenvolvimento SGPS S.A., a financial institution, from March 2014 to September 2014. Mr. Cardoso served as: (1) non-executive member and vice-chairman of the board of directors of Caixa Totta Angola S.A., a financial institution, from April 2014 to September 2014; (2) non-executive member of the board of directors of Caixa Seguros e Saúde SGPS S.A., an insurance company, from August 2013 to September 2014; (3) non-executive member of the board of directors of Gerbanca SGPS S.A., a company managing equity interest in financial institutions, from August 2013 to September 2014; (4) non-executive member of the board of directors of Partang SGPS, a private equity company, from September 2013 to September 2014; (5) non-executive member and chairman of the board of directors of Wolfpart SGPS S.A., a real estate company, from November 2013 to September 2014; (6) non-executive member of the board of directors of Visabeira, a telecommunications company, from April 2014 to September 2014; (7) non-executive member and chairman of the board of directors of CGD Investimento Corretora de Valores e Câmbio S.A., a brokerage firm, from May 2012 to April 2014; (8) chairman of the executive committee of Caixa– Banco de Investimento S.A., a financial institution, from March 2008 to May 2011; (9) officer of CaixaBI Brasil – Serviços de Assessoria Financeira Ltda., a consulting company, from May 2012 to November 2013; (10) non-executive member and vice-chairman of the board of directors of Banco Nacional de Investimento S.A., a financial institution, from May 2012 to December 2012; (11) non-executive member of the board of directors of ZON Multimédia – Serviços de Telecomunicações e Multimédia SGPS S.A., a telecommunications company, from January 2008 to July 2012; (12) non-executive member of the board of directors of Empark Portugal –Empreendimentos e Exploração de Parqueamentos S.A. from February 2010 to June 2012; and (13) nonexecutive member of the board of directors of Dornier S.A., a car park management company, from February 2010 to July 2012. Mr. Cardoso holds a bachelor’s degree in economics from Universidade Nova de Lisboa and an MBA from INSEAD (1997).

Nuno Rocha dos Santos de Almeida e Vasconcellos. Mr. Vasconcellos, born on November 21, 1964, is the chairman of the board of directors of the following companies: Rocha dos Santos Holding SGPS S.A., Ongoing Strategy Investments SGPS S.A., Ongoing TMT, Ongoing Media, Ongoing Energy, Económica SGPS, RS Holding SGPS, Insight Strategic Investments SGPS S.A., Ongoing Comunicações e Participações S.A., and Heidrick & Struggles. He served as: (1) chairman of the board of directors of Rocksun S.A. from 2008 to 2012; (2) member of the general council of ISCTE from 2009 to 2011; (3) member of the board of executive officers of Automóvel Clube de Portugal from 2007 to 2011; (4) managing partner of the consulting area of Heidrick & Struggles in Portugal from 1995 to 2006; (5) officer of Andersen Consulting (current Accenture) from 1987 to 1995. Mr. Vasconcellos holds a bachelor’s degree in business administration from Curry College in Boston.

Marcos Grodetzky. Mr. Grodetzky, born on November 24, 1956, has almost 30 years of experience in the financial sector. He held senior titles in banks, private equity/venture capital funds, and companies of the credit card segment. His activities involved segments such as Corporate & Investment Banking, Trade Finance, Asset Management and Products, including the sales, distribution, product structuring, credit and risk areas, among others, at the following banks: Citibank, Nacional/Unibanco, Safra, and HSBC. Between 2002 and 2010, he served as finance and investor relations vice-president of Telemar/Oi, Aracruz Celulose/Fibria, and Cielo S.A. He is the founding member of Mediator Assessoria Empresarial Ltda., a company that has been mediating the relationship between companies and shareholders since 2011, in addition to offering strategic and finance consulting services. Until October 2013, Mr. Grodetzky served as CEO of DGB S.A., a logistics holding company of Grupo Abril S.A. and parent company of the following companies: Dinap – Dist. Nacional de Publicações, Magazine Express Comercial Imp e Exp de Revistas, Entrega Fácil Logística Integrada, FC Comercial e Distribuidora, Treelog S.A. – Logística e Distribuição, DGB Logística e Distribuição Geográfica, and TEX Courier (Total Express). He currently is an independent member of the board of directors of Smiles S.A. and Eneva S.A., and the CFO of União Israelita Brasileira do Bem Estar Social—UNIBES, a philanthropic nonprofit organization. Mr. Grodetzky holds a bachelor’s degree in economics from Universidade Federal do Rio de Janeiro (1978) and attended the Senior Management Program at INSEAD /FDC in 1993.

Pedro Zañartu Gubert Morais Leitão. Born on June 29, 1965, Mr. Leitão has been the chairman of the board of directors of Prio Energy SGPS since May 2015, a fuel company in Portugal, where he also served as chairman of the executive committee. He served as chairman of the board of directors of ONI SGPS, a telecommunications company in Portugal, from 2012 to 2013. He served as administrator of UnyLeya Brasil and UnyLeya Portugal, companies of the education sector, from 2010 to 2011. With regards to non-executive roles, he served at: (1) Quifel Natural Resources, S.A., a company of the renewable energy sector, with operations in Portugal and Brazil; (2) MoteDAlma SGPS, a family enterprise with investments in Portugal; (3) Villas Boas ACE, S.A., an insurance company, with operations in Portugal; (4) MegaFin S.A., an insurance company with operations in Portugal; and (5) FikOnline Ltda., a company of the photovoltaic energy and internet segments, with operations in Portugal. Mr. Leitão holds a bachelor’s degree in business administration from Universidade Católica Portuguesa and a master’s degree in business administration from Kellogg Graduate School of Management at Northwestern University in Chicago, USA.

Section 15. Plans for Oi After the Offer

The board of directors will call a new Extraordinary General Shareholders’ Meeting to confirm the change in our capital stock as a result of the Offer, which is expected to occur 30 business days following the date on which our board of directors authorizes the effective conversion of Preferred Shares into Common Shares.

Except as otherwise provided herein, it is expected that immediately following the consummation of the Offer, our business and operations will be conducted by us substantially as they are currently conducted.

Immediately following the completion of this Offer, we anticipate that we will continue as a publicly traded company and listed company in Brazil and on the NYSE and that we will continue to be obligated to make filings with the CVM and the SEC and to comply with CVM’s and the SEC’s rules applicable to reporting companies.

Section 16. Accounting Treatment of the Offer

Under Brazilian generally accepted accounting principles and U.S. generally accepted accounting principles, the conversion of Preferred Shares into Common Shares will have no effect on our financial statements, representing simply a change in the composition of our shareholders’ equity.

Section 17. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Preferred Shares

Interests of Directors, Executive Officers and Certain Controlling Persons

As of August 28, 2015:

•	PTIF owns 47,434,872 Common Shares and 94,869,744 Preferred Shares, all of which are deemed to be treasury shares on the books and records of Oi. PTIF intends to tender all of the Preferred Shares that it holds for conversion in the Offer.

•	Ricardo Malavazi Martins, one of our directors, owns one Preferred Share, Francisco Ravara Cary, one of our directors, owns eight Preferred Shares, Robin Anne Bienenstock, one of our directors, owns 8,333 Preferred Shares, Joaquim Dias de Castro, one of our alternate directors, owns 3,210 Preferred Shares, Fernando Marques dos Santos, one of our alternate directors, owns four Preferred Shares, and Eurico De Jesus Teles Neto, one of our executive officers, owns 19 preferred shares.

•	Luís Maria Viana Palha da Silva, one of our directors, is the chief executive officer and a member of the executive committee of Pharol, Rafael Luís Mora Funes, one of our directors, is a member of the executive committee of Pharol, and Francisco Ravara Cary, one of our directors, and Jorge Telmo Maria Freire Cardoso, one of our alternate directors, are members of the board of directors of Pharol. Pharol beneficially owns 193,591,841 Preferred Shares, including 94,869,744 Preferred Shares that Pharol has the right to acquire under the PT Option (described below). Each of Messrs, Silva, Funes, Cary and Cardoso disclaim beneficial ownership of the Preferred Shares beneficially owned by Pharol. The address of Pharol is Rua Joshua Benoliel, 1, 2C, Edificio Amoreiras Square, 1250-133, Lisboa, Portugal.

•	Ms. Bienenstock, one of our directors, may be deemed to share beneficial ownership of 5,200,000 Preferred Shares held by Marlin Sams Fund, L.P., together with Michael Solomon, William M. Sams and Suzanne Present. In addition, Ms. Bienenstock, Michael Solomon, William M. Sams and Suzanne Present beneficial own 2,514,083 Preferred Shares in addition to those held by Marlin Sams Fund, L.P. The address for Ms. Bienenstock, Michael Solomon, William M. Sams and Suzanne Present is c/o Marlin Sams Fund, L.P., 555 Madison Ave., New York, NY 10022. The address of Marlin Sams Fund, L.P. is 555 Madison Ave., New York, NY 10022.

Other than as set forth in the preceding paragraph, none of the executive officers or directors of Oi or any of their associates beneficially owns any Preferred Shares.

Except as described below, no transactions in the Preferred Shares or Preferred ADSs have been effected since July 4, 2015 (60 days prior to the commencement of the Offer) by (1) Oi, for its own account, or any of its associates or majority owned subsidiaries, (2) to Oi’s knowledge, any of the executive officers or directors of Oi or any of their associates, or (3) to Oi’s knowledge, any executive officer or director of any of Oi’s subsidiaries.

The table below sets forth the date, number of shares and price per share of Preferred Shares sold by Marlin Sams Fund, L.P., Michael Solomon and William M. Sams, associates of Ms. Bienenstock, since July 4, 2015.

Seller	Date	Number of Preferred ADSs Sold	Price (in US$)
Marlin Sams Fund, L.P.	August 14, 2015	115,600	0.9762
Marlin Sams Fund, L.P.	August 17, 2015	84,400	0.9100
Marlin Sams Fund, L.P.	August 18, 2015	600,000	0.8472
Willaim Sams	August 25, 2015	130,500	0.7527
Willaim Sams	August 26, 2015	169,500	0.7337
Michael Solomon	August 28, 2015	47,850	0.7602
Michael Solomon	August 28, 2015	8,000	0.7855
Michael Solomon	August 28, 2015	8,000	0.7626
Michael Solomon	August 31, 2015	12,200	0.7400

Transactions and Arrangements Concerning Preferred Shares and Preferred ADSs

Except as described below, none of Oi, or, to Oi’s knowledge, any of its affiliates or the directors or executive officers of Oi or any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Oi’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Temporary Voting Agreement

We entered, as an intervening party, a Temporary Voting Agreement dated February 19, 2014, as amended on September 8, 2014 and March 31, 2015, with Pharol, TmarPart, Caravelas, Bratel Brasil, Andrade Gutierrez S.A. and Jereissati Telecom S.A. The Temporary Voting Agreement terminated on September 1, 2015, as a result of the implementation the corporate ownership simplification, the adoption of new by-laws of our company and the election of new members of the board of directors of our company, other than certain provisions relating to the Offer, which will expire on October 1, 2015.

Under the Temporary Voting Agreement, Pharol, TmarPart, Caravelas, Bratel Brasil, Andrade Gutierrez S.A. and Jereissati Telecom S.A. agreed:

•	to perform all necessary acts and to cooperate with the performance of all necessary acts by the other parties to this agreement and our company for the implementation of the following actions and transactions:

➢	the corporate ownership simplification;

➢	the adoption of our new by-laws;

➢	the election of new members of the board of directors of our company; and

➢	the Offer;

•	to vote in favor of the members of our new board of directors at our shareholders’ meeting called to elect these members; and

•	to convert all of Preferred Shares that they own into Common Shares in the Offer, provided that holders of at least two-thirds of the Preferred Shares agreed to participate in the Offer.

As a result of the corporate ownership simplification described under “—Section 14—Background and Purpose of the Offer,” as of September 1, 2015, TmarPart and Bratel Brasil have ceased to exit and the other parties to the Temporary Voting Agreement owned an aggregate of 147,928,340 Preferred Shares, representing 31.46% of the outstanding Preferred Shares (excluding treasury shares).

PT Option Agreement

On September 8, 2014, we, Pharol and our subsidiary Portugal Telecom International Finance B.V., or PTIF, entered into a stock option agreement, or the PT Option Agreement. Under the PT Option Agreement, PTIF has granted to Pharol an option to acquire 47,434,872 Common Shares and 94,869,744 Preferred Shares, which we refer to as the PT Option. Pharol is entitled to exercise the PT Option in whole or in part, at any time prior to March 31, 2021. The number of shares subject to the PT Option will be reduced on each March 31 such that:

•	90% of the shares originally subject to the option will be available between March 31, 2016 and March 31, 2017;

•	72% will be available between March 31, 2017 and March 31, 2018;

•	54% will be available between March 31, 2018 and March 31, 2019;

•	36% will be available between March 31, 2019 and March 31, 2020; and

•	18% will be available between March 31, 2020 and March 31, 2021,

in each case, less the number of shares with respect to the PT Option has been previously exercised. The exercise prices under the PT Option will be R$20.104 per Common Share and R$18.529 per Preferred Share, in each case as adjusted by the CDI rate plus 1.5% per annum, calculated pro rata temporis, from March 31, 2015 to the date of the effective payment of the exercise price.

We are not required to maintain the securities subject to the PT Option in treasury. In the event that, at the time of exercise of the PT Option, PTIF and/or any of our other subsidiaries do not hold, in treasury, the number of shares with respect to which Pharol exercises the PT Option, the PT Option may be financially settled through payment by PTIF of the amount corresponding to the difference between the market price of the shares and the exercise price corresponding to these shares. PTIF intends to tender all of the Preferred Shares that it holds for conversion in the Offer. As a result, if the condition to the Offer is met and the Preferred Shares held by PTIF are converted into Common Shares, upon the exercise of the PT Option with respect to any Preferred Shares, PTIF will be required to financially settle this exercise through payment by PTIF of the amount corresponding to the difference between the market price of the Preferred Shares for which the PT Option is exercised and the exercise price corresponding to these Preferred Shares.

We may terminate the PT Option if (1) the by-laws of Pharol are amended to remove or amend the provision of those by-laws that limits the voting right to 10% of all votes corresponding to the capital stock of Pharol, except if this removal or amendment is required by law or by order of a competent governmental authority; (2) Pharol directly or indirectly engages in activities that compete with the activities of our company or our subsidiaries in the countries in which we or they operate; or (3) Pharol violates certain obligations under the PT Option Agreement.

Prior to the earlier of the expiration or full exercise of the PT Option, Pharol may not purchase shares of our company, directly or indirectly, in any manner other than by exercising the PT Option. If the PT Option is exercised, Pharol will undertake its best efforts to integrate the shareholder bases of Pharol and Oi in the shortest time possible.

Pharol may not directly or indirectly transfer or assign the PT Option, in whole or in part, nor grant any rights under the PT Option, including any security interest in the PT Option or the shares underlying the PT

Option, without the consent of our company. If Pharol issues, directly or indirectly, any derivative instrument that is backed by or references our shares, it shall immediately use all proceeds derived directly or indirectly from such derivative instrument to acquire shares pursuant to the exercise of the PT Option.

On March 31, 2015, we, Pharol and PTIF entered into an amendment to the PT Option Agreement. The effectiveness of the amendment to the PT Option Agreement is subject to (1) the authorization of the amended terms by the CVM, if applicable, and (2) the approval of the amendment to the PT Option Agreement by a general meeting of our shareholders at which holders of both our Common Shares and Preferred Shares will be entitled to vote. Under this amendment, (1) Pharol will be permitted to assign the PT Option to a third party provided that such assignment involves at least one-quarter of our shares subject to the PT Option, and (2) Pharol will grant our company a right of first refusal exercisable prior to any such assignment. This amendment will not affect the agreement of Pharol not to grant any rights under the PT Option, including any security interest in the PT Option or the shares underlying the PT Option, without the consent of our company, or the requirement that Pharol use all proceeds derived directly or indirectly from the issuance of any derivative instrument that is backed by or references our shares to acquire shares pursuant to the exercise of the PT Option.

Terms of Commitment Agreement

On September 8, 2014, we and Pharol executed a terms of commitment agreement, which we refer to as the Terms of Commitment Agreement. On March 31, 2015, we and Pharol entered into an amendment to the Terms of Commitment Agreement. The Terms of Commitment Agreement, as amended, will remain in effect until the integration of the shareholder bases of Oi and Pharol pursuant to a legally permissible structure, which we refer to as the Integration Transaction, has been fully completed, including in respect of any shares of our company that may be acquired by Pharol during the term of the PT Option.

Under the Terms of Commitment Agreement, we and Pharol each agreed:

•	to use our respective best efforts and to take all reasonable measures to also implement the listing of our shares (or securities backed by our shares or our successor in case of a corporate reorganization) on the regulated market of Euronext Lisbon concurrently with the migration of our company to the Novo Mercado segment of the BM&FBOVESPA, which we refer to as the migration, provided that in the event that it is not possible for any reason beyond the control of the parties for these listings to occur prior to or concurrently with the approval of the migration, we will use our respective best efforts and to take all reasonable measures to implement these listings as soon as possible following the migration.

•	to perform all acts, provide any required information, prepare all necessary documentation and to present and duly file all necessary filings before all appropriate governmental bodies and authorities so as to implement the listing on the regulated market of Euronext Lisbon and Integration Transaction as soon as possible.

•	to undertake to perform all necessary acts to implement the Integration Transaction relating to all shares of our company held by Pharol as of March 31, 2015 or that Pharol shall come to hold for so long as the Terms of Commitment Agreement is in force, including, but not limited to:

•	preparing and filing any prospectuses, including for admission to trading, registration statements or other documents with the CVM, the CMVM, Euronext Lisbon and the SEC by Pharol and/or our company (or our successor in case of a corporate reorganization), as the case may be, including the preparation of audited and unaudited financial statements required by the rules of such government authorities, and

•	engaging independent auditors, independent financial institutions or other experts to prepare financial statements, valuation reports and/or other necessary reports or documents and to use best efforts to cause such experts to consent to the inclusion their reports or other documents in the prospectuses, registration statements or other documents to be filed with CVM, CMVM, Euronext Lisbon and the SEC.

In addition, under the Terms of Commitment Agreement we agreed to attend any general meetings of the shareholders of Pharol convened for the purposes of deliberating on the acts and authorizations required for the Integration Transaction, whether through a reduction of the share capital of Pharol, pursuant to the alternative structure under analysis described in the Information Statement issued by Pharol, dated August 13, 2014, or through another legally permissible alternative structure, and to vote in favor of approval of the approval of these acts and authorizations, to the extent our legitimate interests are preserved.

The obligations assumed by our company and Pharol described above apply equally in the event the Integration Transaction continues in respect of any of our shares that Pharol may receive upon exercise of the PT Option.

Section 18. Certain Legal and Regulatory Matters

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of Oi or any of its subsidiaries, that might be adversely affected by the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer, or (2) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required prior to the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to our business or certain parts of our business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the conversion of Preferred ADSs and Preferred Shares thereunder.

Section 19. Miscellaneous

Although the Offer is open to all holders of Preferred ADSs and Preferred Shares, this Offer to Convert is intended solely for, and may be used solely by, holders of Preferred Shares that are U.S. residents and holders of Preferred ADSs. Separate offering materials in Portuguese for holders of Preferred Shares that are not U.S. residents were published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the Offer or the election to convert Preferred ADSs or Preferred Shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the Offer or the election to convert Preferred ADSs or Preferred Shares in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will elections to convert Preferred ADSs or Preferred Shares be accepted from or on behalf of) the holders of Preferred ADSs and Preferred Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Convert, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information provided in this Offer to Convert or any supplement to this Offer to Convert. We have not authorized anyone to provide you with different information. The date of this Offer to Convert is September 2, 2015. You should not assume that the information in this Offer to Convert is accurate as of any date other than that date, regardless of the time the Offer to Convert is made available to you.

OI S.A

Dated: September 2, 2015

Any questions or requests for assistance or additional copies of this Offer to Convert may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker or other securities intermediary for assistance concerning the Offer.

The U.S. information agent

for the Offer is:

105 Madison Avenue

New York, New York 10016

Calls within the United States: (800) 322-2885 (toll-free)

Calls outside the United States: (212) 929-5500 (collect)

Email: info@mackenziepartners.com